UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RESMED INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 17, 2011, at 10:00 a.m. Australian Eastern Time (Wednesday, November 16, 2011, at 3:00 p.m. US Pacific Time) in ResMed’s corporate offices located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153.

The attached notice of meeting and proxy statement contain information about the meeting’s business, the nominees for election as directors and the other proposals. This year we ask you to: (i) elect two directors; (ii) approve an amendment to the ResMed Inc. 2009 Incentive Award Plan; (iii) approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay vote”); (iv) approve, on an advisory basis, the frequency of future say-on-pay votes; (v) ratify the selection of our independent auditors for fiscal year 2012; and (vi) transact other business that may properly come before the annual meeting or any continuation or postponement of it.

Your vote is important. We are again promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. If you plan to attend the annual meeting, you will need proof of ownership of our common stock as of the close of business on Monday, September 19, 2011 (US Eastern Time). Please read “VOTING INSTRUCTIONS AND INFORMATION – Voting by Attending our Annual Meeting“ in the accompanying proxy statement.

Very truly yours,

Peter C. Farrell

Chairman of the Board,

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF RESMED INC.

Date:	Wednesday, November 16, 2011, at 3:00 p.m. (US Pacific Time)
Thursday, November 17, 2011, at 10:00 a.m. (Australian Eastern Time)

Location:	ResMed Inc.’s corporate office

1 Elizabeth Macarthur Drive

Bella Vista New South Wales 2153

Items of Business:	1.	Election of two directors, each to serve for a three-year term. The nominees for election as directors at the 2011 annual meeting are Christopher Roberts and John Wareham.

2.	Approval of the Amendment to the ResMed Inc. 2009 Incentive Award Plan, which in part increases the number of shares authorized for issuance thereunder from 22,921,650 (post split) to 35,475,000 shares (an increase of 12,553,350 shares) and adjusts the fungible share pool to which shares of common stock subject to full value awards are counted under the plan.

3.	Approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay vote”).

4.	Hold an advisory vote on the frequency of future say-on-pay votes.

5.	Ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2012.

6.	Transaction of other business that may properly come before the meeting.

Record Date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 19, 2011, at 4:00 p.m. (US Eastern Time)

Meeting Admission:	Only individuals with proof of share ownership are entitled to be admitted to our annual meeting. If you are a stockholder of record, you will need to bring proof of share ownership with you to our annual meeting, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting. Please note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

Your vote is important! Please refer to the accompanying proxy statement for a more complete description of the matters to be considered at our annual meeting and instructions on how to vote. You may vote by mail, by toll-free number, by internet or in person at the meeting. You may revoke your proxy at any time before it is voted.

By order of the board of directors,

David Pendarvis

Secretary

Dated: October 4, 2011

PROXY STATEMENT

GENERAL INFORMATION

The ResMed Inc. (ResMed, we, us, or our) board of directors is providing this proxy statement in connection with our 2011 annual meeting of stockholders to be held on Thursday, November 17, 2011, at 10:00 a.m. Australian Eastern Time (Wednesday, November 16, 2011, at 3:00 p.m. US Pacific Time) in ResMed Inc.’s corporate office, located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153, or at any continuation, postponement or adjournment of the meeting, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the meeting.

DELIVERY OF AND ACCESS TO PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, NOVEMBER 17, 2011, AT 10:00 A.M. AUSTRALIAN EASTERN TIME (WEDNESDAY, NOVEMBER 16, 2011, AT 3:00P.M. US PACIFIC TIME )

We expect to first make this proxy statement available to our stockholders and our holders of CHESS Units of Foreign Securities on the internet, and to mail notice and access materials on or about October 4, 2011. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC) on August 17, 2011, and is available for review on our website at www.resmed.com and at the website where our proxy materials are posted at www.proxyvote.com and www.investorvote.com.au. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are furnishing proxy materials (proxy statement and annual report to stockholders) to our stockholders via the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials (Notice) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice if your shares are listed on the New York Stock Exchange (NYSE). If you hold our CHESS Units of Foreign Securities listed on the Australian Stock Exchange (ASX), you will receive your Notice from ResMed’s ASX share registry, Computershare Limited. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement, our annual report Form 10-K, and proxy voting card over the internet. The Notice also instructs you on how you may submit your proxy via the internet.

You can, however, still receive a hard copy of our proxy materials by following the instructions contained in the Notice on how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

Stockholders are cordially invited to attend our annual meeting in person. However, please vote by internet, by toll-free number or by completing and signing a proxy card and returning it promptly in the postage paid-envelope provided. If you choose, you may still vote in person at our annual meeting even though you previously voted.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote?

You are entitled to vote or direct the voting of your ResMed Inc. shares if you were a stockholder on September 19, 2011 (4:00 p.m. US Eastern Time), the record date for our annual meeting.

How do I vote?

Your vote is important. The shares represented by proxies (in the forms solicited by our board of directors) received by us before, or, if submitted in person, at our annual meeting, will be voted at our annual meeting. If a choice is specified on the proxy with respect to a matter to be voted on, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares represented by a properly executed proxy will be voted: (i) FOR each of the two nominees to our board listed in this proxy statement; (ii) FOR approval of the amendment to the ResMed Inc. 2009 Incentive Award Plan (the “incentive plan”); (iii) FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay vote”); (iv) FOR “every year” on the frequency of future say-on-pay votes; and (v) FOR ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2012. You may vote by attending our annual meeting and voting in person, or you may vote by submitting your proxy. We encourage you to vote promptly.

Holders of Common Stock Listed on the New York Stock Exchange

You may vote by attending our annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

Holders of CHESS Units of Foreign Securities Listed on the ASX

If you hold our CHESS Units of Foreign Securities, you will receive a Notice from Computershare Limited, which will allow you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instruction from Computershare by following the instructions on the Notice provided by Computershare.

Voting By Attending our Annual Meeting

If you attend our annual meeting and wish to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

Broker Voting and Broker Non-Votes

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals considered “routine” under New York Stock Exchange rules. The only proposal considered “routine” is the proposal to ratify our auditor selection. If you do not provide direction to your broker with respect to this proposal, your broker may continue to exercise its discretion to vote your shares. The election of directors, the amendment to the incentive plan, and the advisory votes on executive compensation and the frequency of advisory say-on-pay votes are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote with respect to any shares you hold in “street name” or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors since the election of directors is determined based on the two nominees receiving the highest number of votes. Broker non-votes will also not affect the outcome of the advisory votes regarding our executive compensation and the frequency of say-on-pay votes, as these matters are generally determined based on the number of votes cast and broker non-votes are not considered votes cast. Broker non-votes may have an effect on the proposal relating to the amendment of the incentive plan, since broker non-votes do not count as votes cast and this proposal requires at least 50% of the outstanding shares of common stock entitled to vote to be cast.

Internet voting closes in the US at 11:59 p.m. (US Eastern Time) on November 15, 2011 for shares traded on the New York Stock Exchange and 10:00 a.m. (Australian Eastern Time) on November 15, 2011 for holders of CHESS Units of Foreign Securities listed on the Australian Stock Exchange.

Your vote is important. We encourage you to submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS nominee, as applicable. This will ensure that your shares are voted at our annual meeting.

Solicitation of proxies. The cost of soliciting proxies will be borne by us. After the original delivery of the Notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to act as a proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, and will pay approximately $12,000 in fees (plus reimbursement of expenses) for these services in the US and Australia.

List of Stockholders. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting at our corporate offices, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. local time.

How many votes are required?

Only record holders of our common stock as of the close of business on September 19, 2011 (at 4:00 p.m. US Eastern Time) (the record date), are entitled to receive notice of, and to vote at, our annual meeting. At the record date we had outstanding 148,703,504 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 148,703,504 votes may be cast on each matter to be considered at our annual meeting.

To constitute a quorum to conduct business, a majority of the outstanding shares entitled to vote must be represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes (street name shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee has not been empowered to vote on a particular proposal and has not been instructed to vote on the proposal by the beneficial owner of the shares) will be counted as shares represented at our annual meeting for purposes of determining a quorum.

Proposal 1 – Directors will be elected by a plurality of the votes cast. Thus, the two nominees receiving the largest number of votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers do not have discretionary authority to vote on the election of directors, so resulting broker non-votes will not affect the outcome of the election.

Proposal 2 – Approval of the proposed amendment to the incentive plan (proposal 2) requires the affirmative vote of a majority of shares cast in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which are referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once this requirement is met, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. The approval of an amendment to an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from this proposal and make it difficult to satisfy the NYSE Votes Cast requirement. Abstentions have the effect of a vote against the proposal.

Proposals 3 and 4 – The proposals regarding the advisory votes on our executive compensation (say-on-pay vote) (proposal 3) and on the frequency of future say-on-pay votes (proposal 4) require the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of these proposals. If none of the frequency alternatives (every year, two years or three years) receive a majority of the votes cast, we will consider the highest number of shares cast by the stockholders to be the frequency that has been selected by our stockholders. Because the advisory vote on the frequency of future say-on-pay votes is advisory and not binding on ResMed or the board in any way (as is also the case for the say-on-pay vote and the ratification of our selection of KPMG LLP), the board may decide that it is in ResMed’s and its stockholders’ best interests to hold an advisory vote on future say-on-pay votes more or less frequently than the option selected by our stockholders.

Proposal 5 – The proposal regarding the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2012 (proposal 5) requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, so we do not expect broker non-votes to result from the vote on proposal 5. Any broker non-votes that may result will not affect the outcome of this proposal.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holders of Record

•	Delivering written notice of revocation to our secretary at our principal executive offices located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA;

•	Delivering another timely and later dated proxy to our secretary at our principal executive offices located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

•

Revoking by internet or by telephone before 11:59 p.m. (US Eastern Time) on November 15, 2011 for shares traded on the NYSE and 10:00 a.m. (Australian Eastern Time) on November 15, 2011 for holders of CHESS Units of Foreign Securities listed on the ASX; or

•	Attending the 2011 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock Held by Brokers, Banks and Nominees; and CHESS units of Foreign Securities

•

You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the US Securities and Exchange Commission and Substantial Stockholder Notices filed with the Australian Stock Exchange, is the beneficial owner of more than five percent of our outstanding common stock; (2) each person who is currently a director, two of whom are also nominees for election as directors; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 148,703,504 shares of our common stock outstanding (which excludes treasury shares) on September 19, 2011, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Outstanding Common Stock
Stockholders Holding 5% or more
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,157,092	(3)	6.83%

Capital Research Global Investors 333 South Hope Street, 55/F Los Angeles, CA 90071-1406	9,361,000	(4)	6.3%

Named Executive Officers, Director and Nominees:
Peter Farrell	2,442,190	(5)	1.63%
Christopher Roberts	701,600	(6)	*
Michael Quinn	696,600	(7)	*
Gary Pace	353,273		*
Robert Douglas	285,986		*
David Pendarvis	278,283		*
Brett Sandercock	225,826		*
Richard Sulpizio	176,000		*
John Wareham	94,000		*
Stein Jacobsen	75,363		*
Ronald Taylor	21,255		*
Kieran Gallahue	14,064		*
All current executive officers and directors as a group (13 persons)	8,980,104		6.04%

*	Less than one percent (1%)
(1)	Beneficial ownership is stated as of September 19, 2011 and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest within sixty days after September 19, 2011, as set forth below. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

(2)	Includes shares which the owner has the right to acquire upon vesting of RSUs, or exercise of vested options, as of September 19, 2011 or within 60 days after that date, as set forth in the table below.

Name of Beneficial Owner	Stock Options	RSUs
Peter Farrell	1,508,932	7,142
Christopher Roberts	240,000	0
Kieran Gallahue	0	14,064
Stein Jacobsen	54,500	20,714
Gary Pace	276,000	0
Michael Quinn	276,000	0
David Pendarvis	256,796	10,357
Brett Sandercock	185,000	20,714
Robert Douglas	260,000	20,714
Richard Sulpizio	156,000	0
John Wareham	84,000	0
Ronald Taylor	0	6,969
All current executive officers and directors as a group (13 persons)	3,629,728	136,745

(3)	Based on information provided in a Schedule 13G/A filed with the SEC on February 8, 2011, by BlackRock, Inc., that reports sole voting and dispositive power over all of these shares.
(4)	Based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2011, by Capital Research Global Investors, that reports sole voting and dispositive power over all of these shares.
(5)	Includes 501,408 shares held by the Peter C. Farrell Family Trust, 200,000 shares held by the Peter C. Farrell August 2011 Annuity Trust, 200,000 shares held by the Peter C. Farrell December 2010 Annuity Trust, 21,391 shares held by the Peter C. Farrell July 2010 Annuity Trust and 3,317 shares held by the Peter C. Farrell April 2010 Annuity Trust.
(6)	Includes 23,200 shares held by his spouse, 302,400 shares held of record by Cabbit Pty Ltd, and 136,000 shares owned by AceMed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife.
(7)	Includes 400,000 CHESS Units held on the ASX representing 40,000 NYSE shares, 6,600 shares owned by Kaylara ATF Straflo Pension Fund, an entity controlled by Mr. Quinn.

Executive Officers

As of the record date, September 19, 2011, our executive officers were:

Executive Officer	Age	Position
Don Darkin	58	President – sleep-disordered breathing strategic business unit
Robert Douglas	51	Chief operating officer
Michael J. Farrell	39	President – Americas
Peter Farrell	69	Chairman of the board of directors, president and chief executive officer
Stein Jacobsen	46	President – Europe
David Pendarvis	52	Chief administrative officer and global general counsel
Brett Sandercock	44	Chief financial officer

Kieran Gallahue resigned as our director, president and chief executive officer on January 28, 2011.

BIOS

For a description of the business background of Dr. Farrell, see “Matters to be Acted On – Proposal 1: Election of Directors.”

DON DARKIN

President – sleep-disordered breathing strategic business unit

Don Darkin has been president, sleep-disordered breathing strategic business unit since May 2011. Previously he was senior vice president, strategic business unit – patient interfaces from July 2007 to May 2011. Before these positions, Mr. Darkin held several senior roles within ResMed. He joined ResMed in August 1999 as vice president, product development. In May 2005, he became director of operations in France for ventilation, and subsequently served as vice president, business divisions, and senior vice president, global product development. Before working at ResMed, Mr. Darkin served as vice president of operations for Ambri Pty (Molecular Engineering and Biotechnology) Ltd. Australia, and vice president, product development for Telectronics Medical Systems Australia and USA. Mr. Darkin is identified as an inventor or co-inventor on 81 granted patents worldwide. Mr. Darkin was educated in the UK in mechanical engineering and has further professional management training at University of New South Wales and Massachusetts Institute of Technology.

ROBERT DOUGLAS

Chief Operating Officer

Mr. Douglas holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas’ appointment to chief operating officer on September 1, 2011, follows an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since July 2008; chief operating officer – Sydney from 2005, responsible for ResMed’s manufacturing and research and development; vice president of operations from 2003 responsible for ResMed’s manufacturing; vice president of bilevel division from 2000 – 2003. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing. Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with First Class Honors and a B.Sc. (Computer Sciences) from The University of New South Wales, Sydney. Mr. Douglas also sits on the board of directors of the Australian Science Media Centre, a nonprofit organization that facilitates media reporting of science. ResMed is a sponsor of the Australian Science Media Centre.

MICHAEL J. FARRELL

President – Americas

Michael J. Farrell joined ResMed in September 2000 and has been president, Americas since May 2011. Mr. Farrell was previously senior vice president, strategic business unit – sleep from July 2007 to May 2011, and before that role he was vice president, marketing for the Americas from June 2005 through July 2007, and vice president, business development. Before joining ResMed, Mr. Farrell worked in management consulting and biotechnology, as well as in chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company, Vale and BHP Billiton. Mr. Farrell sits on the board of directors of the American Association for Homecare. Mr. Farrell holds a Bachelor of Engineering, with first-class honors, from the University of New South Wales, a Master of Science in Chemical Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management. Michael Farrell is the son of Dr. Peter Farrell, our founder, chairman of the board and chief executive officer.

STEIN JACOBSEN

President – Europe

Stein Jacobsen was appointed president, Europe in May, 2011. Prior to that appointment he served as ResMed’s chief operating officer, Europe since January 1, 2009. He joined ResMed in 2005 as chief operating officer – Nordics, after our acquisition of PolarMed Holding AS, a Scandinavian medical equipment distributor that Mr. Jacobsen founded in 1993. Mr. Jacobsen served as chief operating officer – Nordics until July 2007, when he became senior vice president of our ventilation strategic business unit. With over twenty years of experience in the respiratory business, Mr. Jacobsen has founded and directed eight successful medical equipment distributors in the Scandinavian respiratory market. Mr. Jacobsen holds the equivalent of a B.Sc. in Clinical Engineering from the University of Stavanger, Norway.

DAVID PENDARVIS

Chief Administrative Officer and Global General Counsel

David Pendarvis was appointed chief administrative officer in May 2011 and remains global general counsel, a position he has held since joining ResMed in September 2002 and corporate secretary since February 2003. Mr. Pendarvis had been senior vice president, organizational development from February 2005 to May 2011. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis is also a member of the board of directors of Sequenom, Inc., a NASDAQ-listed company providing molecular diagnostic testing and genetic analysis solutions. He holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a Master of Science in Executive Leadership from the University of San Diego.

BRETT SANDERCOCK

Chief Financial Officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology. Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant. Mr. Sandercock currently serves on the board of CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets super capacitors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

Introduction

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers. During fiscal year 2011, through January 28, 2011, Kieran Gallahue, president and chief executive officer, served as our principal executive officer. On February 1, 2011, Dr. Peter Farrell assumed Mr. Gallahue’s position so that he is currently chairman of our board of directors, president and chief executive officer. Our other named executive officers for fiscal 2011 were Brett Sandercock, our chief financial officer, and our three next most highly paid executive officers: David Pendarvis, our chief administrative officer and global general counsel; Rob Douglas, our chief operating officer; and, Stein Jacobsen, our president – Europe. This section also discusses the role of the compensation committee of our board of directors (the “committee”) in the design and administration of our compensation programs and policies and in making compensation decisions for our executive officers.

Overview of Fiscal Year 2011 – Executive Summary

Financial Success. During the 2011 fiscal year, ResMed continued our trend of successful financial performance. In 2011, our net revenues increased by approximately 14%, from $1.09 billion to $1.24 billion. Meanwhile, net income increased by approximately 19% from $190 million to $227 million. Our diluted earnings per share increased by approximately 17%, from $1.23 to $1.44. As of June 30, 2011, ResMed’s total shareholder return for the previous year was 2%, which compared to the peer group we use for compensation purposes was below the 25th percentile. For the three-year period ending June 30, 2011, total shareholder return was 20%, and above the 75th percentile, while total shareholder return over the preceding five-year period was 6%, consistent with the median. We believe the longer-term shareholder return is more relevant, and the one-year period is impacted by short-term share price movements. For example, for fiscal year 2010 our total shareholder return was 49%.

On August 5, 2010, we declared a two-for-one split of our common stock, payable in the form of a 100% stock dividend. On August 30, 2010, shareholders, including employee option holders, received one additional share of common stock for every share held on August 17, 2010.

Compensation Tied to Performance. We believe that our executive officers were instrumental in achieving our positive financial results. We further believe that the compensation paid to our named executive officers for fiscal 2011 reflects and is tied to their contributions to our success.

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Bonuses. During fiscal year 2011, we performed at or above target for our performance metrics under our annual cash incentive program, despite challenging overall economic conditions. As in the prior year, the primary performance measures for 2011 were net sales and net profit as a percentage of sales at the global level and, for certain executive officers, at the regional level, with additional strategic goals established for our chief executive officer. We achieved 98.8% against target for global net sales and 103.25% against target for net profits as a percentage of sales. Bonus payments to our executive officers reflected our success and were paid at amounts ranging from 103.42% to 109.43% of target bonus opportunity. As the bonus payments exceeded target levels, they resulted in above median total cash compensation for our named executive officers as compared to our peer companies.

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Restricted Stock Units. During fiscal year 2011, we granted performance-based restricted stock units that may be earned based on exceeding a minimum targeted pro forma net profit for the second half of fiscal year 2011. Because we exceeded the minimum targeted pro forma net profits for the second half of fiscal year 2011, all restricted stock units that were granted during fiscal year 2011 were earned, and continue to be subject to a four-year service based vesting requirement commencing with the date of grant.

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Stock Options. On the date of our 2010 annual meeting, we granted stock options to certain of our named executive officers, with a strike price based on the price of our stock on the New York Stock Exchange on the date of our 2010 annual meeting, $33.70. As of the end of fiscal year 2011, our NYSE stock price was $30.95, below that strike price. Thus, our executive officers’ have yet to realize any gains from those stock options, consistent with shareholders who have held our stock over that same period of time.

Implementation of Emerging Best Practices. In fiscal year 2011, the compensation committee took the following key compensation actions that are responsive to concerns of stockholders, continue to better align our performance with compensation paid and that tie management’s interests with those of our stockholders:

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Implemented cap on short-term incentive bonuses. The committee adopted a new policy related to the short-term incentive cash bonus program requiring that all executive officers’ cash incentive payouts be capped at two times (2X) the executive’s target bonus opportunity.

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Implemented policy not to pay out short-term incentive bonuses or other performance awards in the event of a termination of employment prior to date of payment. We adopted a policy not to pay or provide a cash bonus or other performance award under our short-term incentive compensation programs in the event a separation of service occurs before the date of payment for the bonus or award. This policy applies only to those members of management whose compensation is approved by the committee and applies even if the individual served through the end of the relevant measurement period.

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Eliminated tax gross-up payments for new or materially modified change in control agreements. We continued our policy that we will no longer enter into new change in control agreements that provide tax gross-up payments. If any change in control agreement is materially modified, the committee’s policy requires eliminating any tax gross-up payments in the amended agreement.

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Adopted equity award guidelines for executive officers and directors. We believe that our officers and directors should be stockholders and have a meaningful financial stake in us, and we encourage them to own shares of our stock. During fiscal year 2011, we implemented equity award guidelines for our executive officers and directors. The guidelines require our chairman and chief executive officer to hold common stock valued at a minimum of three times (3X) annual base salary, while all other executive officers are required to hold common stock valued at one and half times (1.5X) annual base salary. Each non-executive director is required to hold five times (5X) the annual board retainer. The individuals will have five years to reach these targets. See “Fiscal Year 2011 Equity Ownership Guidelines,” and “Corporate Governance – Compensation of Directors,” below.

Executive Management Changes in Fiscal Year 2011

On January 28, 2011, Kieran Gallahue resigned from service as our director, chief executive officer and president. Our board of directors appointed Dr. Peter Farrell to serve as chief executive officer and president, in addition to his role as chairman of the board, based largely on Dr. Farrell’s experience as our founder and our president and chief executive officer for over 18 years, and our success under his leadership and his expertise within the sleep-disordered breathing industry. In February 2011, the committee increased Dr. Farrell’s base salary from approximately $500,000 to $820,050, commensurate with the base salary then in effect for Mr. Gallahue, to reflect his additional responsibilities. Dr. Farrell’s target bonus opportunity remained at 120% of his salary, and the committee reconfirmed that all bonuses are paid based on actual salary paid during the year and not on the salary in place as of the end of the fiscal year. No severance or additional benefits were paid to Mr. Gallahue in connection with his resignation. Based on the recommendation of the nominating and governance committee, the board formed a chief executive officer succession committee, comprised of Messrs. Wareham, Pace and Taylor, and advised by Mr. Pendarvis and Dr. Farrell, to evaluate potential candidates for the principal executive officer position and further advise on succession planning.

In May 2011, following review by Dr. Farrell in his new role and consistent with his emphasis on driving awareness of the prevalence of sleep-disordered breathing and other chronic diseases related to sleep-disordered breathing, we further reorganized our internal management teams and strategic business units. As part of these changes, effective May 2011, the following changes were made in our named executive officers’ responsibilities:

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Mr. Douglas became our president – Asia Pacific and chief, global supply operations. His responsibilities in this role included the management of sales and commercial activities in Asia Pacific, as well as leading our global supply organization with responsibilities for manufacturing and logistics. Mr. Douglas was previously our chief operating officer – Asia Pacific;

•	Mr. Jacobsen became our president – Europe. Mr. Jacobsen remains responsible for European sales and commercial activities. He was formerly chief operating officer – Europe; and

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Mr. Pendarvis became our chief administrative officer and global general counsel, responsible for legal, human resources, training and development, and investor relations. Mr. Pendarvis was formerly senior vice president, organizational development, global general counsel, and secretary. He remains our company secretary.

In May 2011, the committee made certain salary adjustments to be effective for fiscal year 2012 to reflect these changes in responsibilities and to provide for annual salary adjustments. The committee also increased the annual cash target bonus opportunity for our executive officers (and certain other officers), other than the chief executive officer, to equal 75% of base salary, in order to provide consistency among management and to provide a greater percentage of compensation at risk and dependent on our performance.

In August 2011, Mr. Douglas was further promoted to the position of chief operating officer, and the committee approved certain additional compensation changes to reflect his increased responsibilities, as described more fully below.

Philosophy and Objectives of our Executive Compensation Program

We desire to attract, motivate and retain high quality employees who will enable us to achieve our short-term and long-term strategic goals and values. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

•	Pay-for-performance is fundamental.

A significant portion of our executives’ compensation is at risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs and our restricted stock unit program. This philosophy is maintained despite the increased emphasis on base salary in Australia and Norway where certain of our named executive officers reside. The following pie charts illustrate the allocation of total direct compensation that the named executive officers earned for fiscal year 2011:

•	Provide market competitive compensation.

Our objective is to provide a target total compensation program that is competitive with similarly-sized companies in the medical device and medical technology industries with which we compete for executive talent. During fiscal year 2011, the committee continued its philosophy from fiscal year 2010 that total target cash compensation (assuming on-target cash bonus) for its executive officers should be targeted between the 60th and 70th percentile of our peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a high percentage of pay at risk in the form of an annual cash incentive. Outside benchmark data for fiscal year 2011 reviewed by the committee at the commencement of 2011 indicated that the total cash compensation for ResMed’s named executives in the aggregate was near the 60th percentile, indicating a good execution of the committee’s strategies in compensation. Total target cash compensation for our chief executive officer and chief financial officer were slightly below median, reflecting the relative tenure of our then-chief executive officer and varying geographic markets for our chief financial officer.

We are committed to a philosophy of total pay (the sum of cash compensation, equity compensation and benefits programs) being competitive within relevant markets when our performance meets target performance criteria set forth in our bonus programs. Total pay will typically lag the market when our performance is below the target performance criteria set forth in the bonus programs and will typically exceed competitive levels when our performance is above the target performance criteria set forth in the bonus program.

•	Stockholder interest alignment is crucial.

We believe that our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance by providing a strong alignment of interests between our executives and our stockholders. Equity is a key component of our executive compensation because the committee believes that equity-based incentive awards, in the form of stock options and restricted stock units, align our executives’ financial rewards with those of our stockholders through appreciation of our stock price.

We continued the practice starting in fiscal year 2010 of providing certain employees (including our named executive officers) the choice to select whether their equity awards would be entirely in the form of stock options, entirely in restricted stock units or evenly split (in value) between the two. Each restricted stock unit was provided at a ratio of 1 restricted stock unit for 3.5 options. This ratio was determined by the committee, after considering the estimated Black-Scholes valuation of options at approximately 32% of an option strike price. The ratio was adjusted to 3.5:1 to provide a slight discount to reflect the lower risk of restricted stock units. In addition, the committee determined that restricted stock unit awards granted to our executive officers and certain other officers would, in addition to having a four year vesting period, be conditioned on achieving certain performance targets.

•	Make informed decisions.

The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program and pay levels. See the section titled “Peer Group Comparisons“ below.

Compensation Process

Compensation Committee Membership and Role. Compensation committee members are independent directors who meet the standards for independence set by the US Securities and Exchange Commission, the New York Stock Exchange, and the Australian Stock Exchange. The committee operates under a written charter adopted by our board of directors. We have posted a copy of the charter of the committee on our website, at www.resmed.com. During fiscal year 2011, Gary Pace, Richard Sulpizio and Ronald Taylor served as members of the committee. Mr. Taylor served as committee chair during the entire fiscal year. We believe that Mr. Taylor’s experience and prior service, including serving in a similar capacity on the boards of other public companies, provide him with appropriate qualifications to serve in this capacity for us.

The committee reviews and approves salaries, bonuses, equity-based compensation, and all other elements of the compensation packages offered to our executive officers, including our named executive officers, and establishes our general compensation policies.

The committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the perceived value of the individual to ResMed and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in other countries, when translated to US dollars, may reflect a different percentile when compared to US market peers than when compared to market peers in an executive’s home country. There are similar regional variations in the use of short-term and long-term incentives. The committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency in compensating executives in different regions.

Timing of Decisions. Generally, our executive officers’ compensation is adjusted each year effective October 1, the beginning of our second fiscal quarter. Accordingly, the committee generally makes decisions on the principal components of executive officer compensation – base salary, bonus potential, equity awards, and perquisites – generally during the first quarter. Specific performance bonus targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating bonus payouts generally occur in the first two months following the end of our fiscal year. Bonus payments to our officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. Determinations regarding promotions are generally made contemporaneous with the promotions.

Independent Compensation Consultant. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the advice of its independent compensation consultants regarding each element of compensation. Since fiscal year 2007, the committee has retained Frederic W. Cook & Co., Inc., an independent compensation consultant (“Cook & Co.”), to advise the committee with respect to executive compensation matters for executive officers. For fiscal year 2011, Cook & Co. also advised the committee regarding the Australian company benchmarks for the positions of chief financial officer and chief operating officer – Asia Pacific. The committee reviewed market practices and benchmarking data from Cook & Co. and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants when setting compensation. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Role of Management. Our founder, chairman, president and chief executive officer, our chief administrative officer and global general counsel, and other members of management provide input and recommendations to the committee regarding pay to the executive officers and other members of management for their review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management typically attends committee meetings, the committee chair excuses individual management members as appropriate for independent review or decision-making.

Peer Group Comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants. In August 2010, Cook & Co., the committee’s independent compensation consultants, performed an executive compensation review based on current US and Australian market compensation data from a peer group of publicly traded medical device and medical technology companies. Companies comprising the US peer group for the executive compensation review conducted in August 2010 for the 2011 fiscal year were:

Alere Inc.	Hologic Inc
Beckman Coulter Inc.	Illumina Inc.
Charles River Laboratories International, Inc.	Intuitive Surgical, Inc.
The Cooper Companies Inc.	Kinetic Concepts, Inc.
DENTSPLY International Inc.	Life Technologies Corporation
Edwards Lifesciences Corp.	PerkinElmer Inc.
Gen-Probe Incorporated	STERIS Corporation
Haemonetics Corp.	Techne Corporation
Varian Medical Systems Inc.

The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. Each position, other than our chairman position, was reviewed against comparable positions within our peer group. The committee determined that there were no adequate comparable data points for the position of our founder and chairman, Dr. Farrell. The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. We select peer companies that are medical device or medical technology companies with a market capitalization, stockholder return, profitability, revenue and employee population roughly comparable to ours. At the time of the August 2010 analysis, ResMed’s revenue was slightly below the median and market capitalization was at the 75th percentile; also, as of August 2010, our one-year total shareholder return was the second highest in the peer group and our three-year total shareholder return was in the peer group’s top quartile. ResMed’s fiscal year 2010 revenue growth, operating income growth and diluted earnings per share growth were generally in the top quartile of the peer group. For the August 2010 review, Alere Inc. was added as a peer group from the group used in August 2009, consistent with selection criteria described above.

In August 2010, the committee also considered compensation survey data from nine similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer and our president – Asia Pacific. Cook & Co. noted that Australian peer companies typically have different pay models with higher salaries and lower incentives. The Australian peer group companies reviewed were:

Ansell Limited	Incitec Pivot Limited
Boral Limited	Ramsay Health Care
Cochlear Limited	Sonic Healthcare Limited
CSL Limited	Worley Parsons Limited
CSR Limited

The committee also considered past consultant data prepared for our president – Europe and information regarding current local market conditions. The committee also noted Europe and Norway peer companies typically have different pay models, with higher salaries and lower incentives.

Elements of Compensation

Base Salary

Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the committee assesses base salaries at the median, 60th and 75th percentiles with the goal of positioning base salary around the 60th percentile. Adjustments are made based on the final committee assessment.

Salary adjustments are generally made annually to be effective October 1, at the start of the second quarter of our fiscal year. In August 2010, the committee approved a base salary increase effective October 1, 2010 for each of our named executive officers as set forth below. Messrs. Gallahue and Sandercock each received a 10% salary increase as they were each below the median of the peer group data for comparable positions. In addition, effective as of February 1, 2011, the committee authorized an increase in Dr. Farrell’s pay to reflect the added role of chief executive officer and president with the resignation of Mr. Gallahue on February 1, 2011. Dr. Farrell’s salary was increased from $496,125 to $820,050, commensurate with the salary then paid to Mr. Gallahue. For Mr. Sandercock and Mr. Douglas, the amounts shown in the table below represent the US dollar equivalent of their Australian dollar-denominated salaries, with actual compensation varying based on currency fluctuations.

Named Executive Officer/Position at October 1, 2010	2010 Base Salary		% Variance of 2010 Base Salary to Peer 60th Percentile	2011 Base Salary		% Increase from 2010 to 2011
Peter Farrell	$472,000		n/a (a)	$496,125		5	%(a)
Executive chairman

Kieran Gallahue	$745,500		-16%	$820,050		10%
President and chief executive officer

Brett Sandercock	$382,579	(b)	-14%	$473,162	(c)	10	%(d)
Chief financial officer

David Pendarvis	$410,025		-1%	$430,526		5%
Senior vice president, organizational development and global general counsel

Rob Douglas	$353,320	(b)	-14%	$417,102	(c)	5	%(d)
Chief operating officer – Asia Pacific

Stein Jacobsen	$363,090	(b)	+6%	$377,614	(c)	4	%(d)
Chief operating officer – Europe

(a)	The committee determined there was insufficient data for comparing this position, based in part on considering Dr. Farrell’s past roles, to peer group. In addition, these amounts do not reflect the increase in pay occurring upon Dr. Farrell’s assumption of the role as chief executive officer. When appointed president and chief executive officer in February 2011, Dr. Farrell’s salary increased to $820,050 due to his increased role.

(b)	These salaries were approved in August 2009 in local currency. They are reported here in US dollars based on that fiscal year 2010 average annual exchange rate. The average annual exchange rates were approximately Australian Dollar (“AUD”) to US Dollars (“USD”) of 1 to 0.8833 and Norwegian Kroner (“NOK”) to USD of 1 to 0.1678.
(c)	These salaries were approved in August 2010 in local currency. They are reported here in US dollars based on the fiscal year 2011 average annual exchange rate. The average annual exchange rates were approximately AUD to USD of 1 to 0.9931 and NOK to USD of 1 to 0.1729.
(d)	The percentage increases are reported based on local currency.

For fiscal year 2012, in light of the re-alignments in structure at the senior management level occurring in May 2011, and in recognition of our overall continued strong financial performance, the committee increased base salaries by 5% for executive officers whose jobs did not entail extensive changes in duties, with the increase effective as of October 1, 2011, and for those executive officers and other officers whose jobs included additional duties, the committee increased base salaries to an amount that better positions them at approximately the 50th to 60th percentiles of peer group data for comparable positions, with the increases effective as of July 1, 2011. As a result, all of the named executive officers received a 5% base salary increase for 2012, other than Dr. Farrell who received a 10% salary increase and Mr. Jacobsen who received an 8% salary increase effective September 1, 2011, in connection with Mr. Douglas’ promotion to chief operating officer, he received an additional 12.6% increase in base salary commensurate with his additional responsibilities.

Annual Performance-Based Bonuses

The second compensation component is a cash bonus under our annual bonus program. The primary purpose of our annual bonus program is to motivate our executives to meet or exceed our company-wide and regional short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The bonus program is intended to qualify as a performance-based award under our incentive plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

In setting appropriate bonus target opportunities for fiscal year 2011, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of bonus targets on total cash compensation and reviewed total cash compensation at peer comparables at those percentiles. During fiscal year 2011, the committee approved target bonus percentages for named executive officers at the same level as in prior years – 70% of base salary for our named executive officers, other than our chief executive officer and chairman of the board, who is at 120% of base salary. Maintaining the bonus target percentages established for fiscal year 2010 reflected the committee’s continuing preference to place a higher proportion of total cash compensation for these individuals at risk and based on our performance. The bonus percentages are designed to deliver total cash compensation roughly between the 60th and 70th percentiles of comparable peers if the pre-established target performance goals were achieved, while increasing the percentage of our officers’ cash compensation that is at risk based on corporate performance.

For fiscal year 2011, Messrs. Sandercock and Pendarvis participated in our global bonus compensation program, which is based on overall corporate financial performance as measured against equally weighted pre-established performance measures of global net sales and global net profit after tax as a percentage of revenues, as shown below. The other executive officers participated in bonus programs that were based not only on these global metrics, but also on the same metrics on a regional basis, as shown below. The committee believes that it is best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. The committee continues to believe that net sales and net profits after taxes as a percentage of revenues are important performance metrics on a global and regional basis because these goals focus on profitably increasing our revenues.

The performance measures and their weighting by named executive officer for fiscal year 2011 were as follows:

Named Executive Officer	Global Net Sales	Global Net Profit after Tax as a % of Revenue	Regional Net Sales	Regional Net Profit after Tax as a % of Revenue	Other
Peter Farrell	40%	40%	—	—	20%
Brett Sandercock	50%	50%	—	—	—
David Pendarvis	50%	50%	—	—	—
Rob Douglas	40%	40%	15%	5%	—
Stein Jacobsen	15%	15%	50%	20%	—

The 2011 bonus program for Mr. Gallahue was identical to that for Dr. Farrell, though Mr. Gallahue did not receive any bonus for fiscal year 2011 because he resigned before fiscal year end. Dr. Farrell’s bonus was based 20% on the development of strategic plans for ResMed in the special focus areas of primary care, endocrinology, cardiology and chronic obstructive pulmonary disease/ventilation.

In fiscal year 2011, the committee established a cap on the maximum amount of bonus payout per executive officer at 200% of that officer’s target bonus opportunity. Although the committee retains discretionary authority to award a special bonus in the event performance metrics demonstrate that a bonus should have exceeded this cap, that discretionary bonus would not be considered part of our annual bonus program executed under our incentive plan. The fiscal year 2011 payout structure, based on achieving pre-established targeted milestones for each performance metric, is identical for each metric and is described in the following table. Payouts are expressed as a percentage of target bonus opportunity after giving effect to the weighting for the performance metric. Performance between and above the milestones listed below will be paid based on linear interpolations.

No payout	50% payout	100% payout	150% payout	150% to 200% payout
< 85% of target	85% of target	100% of target	115% of target	>115% of target

The committee approves the actual bonus amounts for executive officers after review of company financial data and performance. The targets and actual performance for each of the metrics are listed below.

Bonus Component	Targeted Performance	Actual Performance	Percentage Achieved	Bonus % Payout based on % Achieved
Global net sales	$1,235,171,000	$1,220,349,000	98.80%	96.00%
Global net profit after tax as a % of revenue	19.95%	20.60%	103.25%	110.85%

We also achieved 111.37% and 102.99% of our Asia Pacific net sales and Asia Pacific net profit after tax as a percentage of revenue targets, respectively, and 102.48% and 99.52% of our Europe net sales and Europe net profit after tax as a percentage of revenue targets, respectively. At the time the compensation committee set the regional metrics, the regional net sales and net profit after tax as a percentage of revenue targets were determined to be challenging but attainable. During the past three years, we have achieved the Europe regional goals at levels ranging from 100.03% to 102.48% for the Europe net sales targets and from 99.52% to 101.44% for the Europe net profit after tax as a percentage of revenue targets. Fiscal year 2011 was the first year that the committee established regional targets specific for the Asia Pacific region for Mr. Douglas.

For fiscal year 2011, applying the pre-determined bonus payment formula, the committee determined that following percentages of target bonus opportunities would be paid:

•	103.42% to Messrs. Sandercock and Pendarvis under our global bonus program based on equal weighting of both global metrics,

•	108.93% to Mr. Douglas, which reflected our Asia Pacific regional metrics, and,

•	104.85% to Mr. Jacobsen, which reflected our Europe regional metrics.

In addition, the committee determined that Dr. Farrell achieved 80% of his strategic focus objectives. In making this determination, the committee reviewed company meetings with industry leaders in these areas, the extent to which strategic plans were established and whether they included financial data and other metrics to measure success within the strategic plans. This resulted in Dr. Farrell receiving 98.735% of his target bonus opportunity based on achievement of the additional performance measure (after 20% weighting) results in a payout of 98.735% of his target bonus opportunity representing approximately 118.5 % of his salary.

In calculating bonus metric achievement, the committee made the following adjustments from our GAAP financial statement revenues and net profit calculations to eliminate the impact of certain non-operating revenues and expenses:

•	Global net sales were adjusted to eliminate the impact of currency movements (approx. $22.8 million);

•	Global net operating profit was adjusted to eliminate the impact of:

•	stock-based compensation expenses (approx. $21.3 million, net of tax);

•	amortizing acquired intangibles (approx. $6.8 million, net of tax);

•	interest foregone on cash used to repurchase stock (approx. $0.4 million, net of tax);

•	donation to foundation (approx. $0.6 million, net of tax); and,

•	Adjustments to regional net profit metrics were adjusted consistently to eliminate the impact of currency movements on regional revenues, and the regional impact of amortizing acquired intangibles.

The following table sets forth the 2011 target and actual bonus payments. Mr. Gallahue did not receive a bonus because he resigned effective February 1, 2011.

Named Executive Officer/ Position at October 1, 2010	Annual Bonus Target %	Annual Bonus Target $		Actual Bonus Pay	Actual Bonus as a % of Target
Peter Farrell	120%	$750,225	(a)	$740,742	98.74%
Executive chairman

Kieran Gallahue	120%	$984,060		$0	—
President and chief executive officer

Brett Sandercock(b)	70%	$323,678		$334,748	103.42%
Chief financial officer

David Pendarvis	70%	$297,781		$307,965	103.42%
Senior vice president organizational development and global general counsel

Rob Douglas(b)	70%	$288,496		$314,259	108.93%
Chief operating officer – Asia Pacific

Stein Jacobsen(b)	70%	$261,788		$274,485	104.85%
Chief operating officer – Europe

(a)	Dr. Farrell’s target bonus was based on base salary paid to him in 2011, including his increased base salary of $820,050 for part of the year in connection with his appointment as president and chief executive officer
(b)	These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2011 average annual exchange rate. The average annual exchange rates were approximately AUD to USD of 1 to 0.9931 and NOK to USD of 1 to 0.17291. The percentage increases are reported based on local currency.

In order to promote the retention value of our incentive programs, in fiscal year 2011, the committee adopted a new policy providing that we will not pay any bonus or other short-term incentive awards in the event of a separation of employment of an executive officer before the date of the payment. This policy does not impact options, restricted stock units, or other long-term incentives that have vested at the time of separation.

For fiscal year 2012, the committee increased the target bonus opportunity for named executive officers to 75% of base salary, other than for our chief executive officer and chairman of the board, who remains at the same level as in prior years – 120% of base salary. This increase to 75% was approved for all officers below the chief executive officer in order to align our target compensation to deliver short-term incentive compensation closer to the 75th percentile for on-target performance, as well as to recognize the changed roles and responsibilities arising from the reorganization of our management structure, and to have a larger percentage of compensation at risk based on our performance. The committee determined to change the bonus structure for our chief executive officer and chairman for fiscal year 2012 to eliminate the strategic or special focus goals that had been in place in previous years. The committee determined the special focus areas were not necessary at this time, given the change in Dr. Farrell’s role from executive chairman to chairman and chief executive officer, and that these changes would better align Dr. Farrell’s bonus structure with that of the other executive officers. Effective September 1, 2011, the committee approved an increase to Mr. Douglas’ target bonus to 80% of base salary in connection with his promotion to chief operating officer and related increased responsibilities.

For fiscal year 2012, substantially similar bonus metrics have been approved, with Dr. Farrell’s and Messrs Douglas, Pendarvis and Sandercock’s bonuses determined based on our global net sales and net profit as a percentage of sales, weighted equally, and the other executive officers having a percentage of their bonus opportunity-tied to these global metrics and a percentage tied to these metrics at the regional or product level for which they are responsible.

Long-Term Equity Award Program

The third major component of our named executive officers’ compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as the stock price increases. In fiscal year 2010, the committee introduced restricted stock units into the equity award program in order to provide a mix of awards that increases the capability of the committee to manage more effectively our use of shares under our stock plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards (particularly for our Australian-based executives in light of recent tax law changes concerning option grants). The committee provides employees above certain graded classifications, including our named executive officers, the choice to select whether their equity awards are to be entirely in the form of stock options, entirely in restricted stock units, or evenly split in value between the two. For fiscal year 2011, each restricted stock unit was valued at 3.5 options, based on the relative Black-Scholes value of stock options compared to the value of our restricted stock units, discounted slightly to reflect the lower risk of restricted stock units. The combined availability of options and restricted stock units enables the award designee the opportunity to balance the incentive award in a manner that suits their particular risk profile and with respect to their own preferences in financial or tax planning in the US and non-US jurisdictions.

The committee reviews the grant history, historical burn rates, dilution overhang, and costs, and similar statistics among our peer groups. The committee reviewed Cook & Co.’s August 2010 report concerning our historic equity grants and practices relative to those of our peer companies. The committee then establishes an annual pool of option shares available for grants, as well as new-hires, promotions and special situations. For the annual period between our 2010 and 2011 annual meetings, the committee approved a pool of 5 million option equivalents for company-wide use, representing double the pool size from fiscal year 2010 and prior years to account for the 2-for-1 stock split. The 5 million share size of the pool is between the 50th and 75th percentile of the peer group data on a gross run rate basis.

In determining the number of awards granted to specific named executive officers, the committee reviews company performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing option ownership, the number of options granted in the prior year and the three prior years, carried interest ownership, and the grant practices of our peer group companies. For fiscal year 2011, the committee reviewed peer company data to determine median equity awards for each officer’s position, except Dr. Farrell, our founder and then-executive chairman. As in fiscal year 2010, the committee determined there was not an adequate comparable for Dr. Farrell’s position based on his unique role as founder and executive chairman of ResMed. The committee based Dr. Farrell’s grant on its perception of his level of contribution and effort, and the comparison to our other named executive officers.

Cook & Co. reported that our fiscal year 2010 and three-year average award levels were below the median range for our chief executive officer, and our other named executive officers, except our president – Asia Pacific and president – Europe. In fiscal year

2010, which is the year reviewed when making fiscal year 2011 equity award determinations, our named executive officers’ option grants were below the market-cap adjusted median value in aggregate. For fiscal year 2011, the committee determined to continue the practice it followed in fiscal year 2010, and award the same size grant of option equivalents to all of our executive officers below our chief executive officer to promote a team-based approach by our senior management approach, promote internal equity, and eliminate geographical distinctions in equity grants at this senior level. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. On an individual basis, this resulted in equity awards slightly below the median for Messrs Pendarvis and Sandercock, and awards substantially above the median for Messrs Jacobsen and Douglas. On an aggregate basis, this resulted in an award between the 50th and 75th percentile for these named executive officers as a group.

The following table sets forth option equivalent grants (with each restricted stock unit valued at 3.5 options) provided to our named executive officers in fiscal year 2011 with comparisons to the relevant peer data, as well as the elections made by our named executive officers regarding the form of award to receive. Each option equivalent grant represents one option and 3.5 option equivalent grants represent one restricted stock unit.

Named Executive Officer/Position at October 1, 2010	2011 Option Equivalent Grant	Median Grant to Peer Group in 2010		Awards as Option %	Awards as Restricted Stock Units %
Peter Farrell	200,000	n/a	(a)	50%	50%
Executive Chairman

Kieran Gallahue	480,000	480,000		50%	50%
President and chief executive officer

Brett Sandercock	150,000	160,000		—	100%
Chief financial officer

David Pendarvis	150,000	160,000		50%	50%
Senior vice president organizational development and global general counsel

Rob Douglas	150,000	70,000		—	100%
Chief operating officer – Asia Pacific

Stein Jacobsen	150,000	70,000		—	100%
Chief operating officer – Europe

(a)	Insufficient data for comparing this position to peer group.

In addition, the committee continued its requirement established in fiscal year 2010 that restricted stock unit awards granted to our executive officers and certain senior executives would, in addition to having a four-year vesting period, be earned based on performance targets as shown in the table below. These conditions allow ResMed to deduct, for tax purposes, the compensation expense associated with those RSUs, and require that RSUs are only earned when the Company meets threshold levels of profitability. After grant, RSUs granted may be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (i) third fiscal quarter; (ii) fourth fiscal quarter; and (iii) the third and fourth fiscal quarters combined. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period is earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned. The committee determined that the performance condition on the November 2010 RSU grant to executive officers had been met, as shown in the table below.

Performance Component	Target	Approximate Actual Performance	Percentage Payout of RSU Award for the Metric
2011 Third and fourth quarter earnings	$67,206,000	$126,008,000	100%

As a result of our earnings performance for the third and fourth quarters of fiscal year 2011, 100% of the RSUs granted were earned. Because the combined periods’ earnings were sufficient, there was no need to review the quarterly earnings independently.

Once the RSUs are earned, they are subject to a vesting requirement based on service with us, with 25% vesting each year on November 11, with the first vesting to occur on November 11, 2011.

The committee in August 2011 approved the following grants: (i) 120,000 stock option equivalents to Dr. Farrell in connection with his increased responsibilities as president and chief executive officer; and (ii) 200,000 stock option equivalents to Mr. Douglas in connection with his promotion to chief operating officer.

Terms of Stock Options and Restricted Stock Units

Stock options and restricted stock units were issued to our named executive officers during fiscal year 2011 under our incentive plan. The incentive plan requires that the exercise price of options equal the fair market value on the day of the grant, as measured by the closing price of our common stock on the New York Stock Exchange on the grant date. Generally, equity awards granted during the annual grant process are exercisable 25% per year on November 11th of each year subsequent to grant date. In addition, as discussed below, vesting is automatically accelerated on a change of control. After vesting, our named executive officers may exercise options for a maximum period of the earlier of: (1) seven years after the date of grant; or (2) one year after separation for any reason (except 6 months in the case of non-US participants). In fiscal year 2011, the committee adopted two new policies with respect to grants of equity awards to all recipients (including named executive officers): (1) that any unvested awards would accelerate at the recipient’s death and become fully exercisable by the estate of the recipient; and (2) any vested options that are in the money (by a margin of 1%) would be exercised automatically at the option expiration date. The committee believes these adjustments were appropriate to address the needs of employees’ families in times of unfortunate loss as well as to protect an equity award recipient from inadvertently losing earned value of an award.

Policies with Respect to Equity Compensation Awards

The committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholder meeting date. In setting this policy the committee considered many factors, including the alignment of this date with the election of directors and the traditional October 1, salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known. Also, given our traditional earnings release date in late October or early November, the stockholder meeting is likely to occur in an open window period. In addition, the stockholder meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholder meeting date as the target for our annual equity grants, although the actual grant date (i.e., the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors. The exercise price for options included in the equity grants will equal the closing price of our common stock on the actual grant date.

The committee’s policy with regard to granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved in advance of or on the grant date and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day. The committee has delegated authority to our chief administrative officer and global general counsel to make grants to employees in connection with new hires, provided that the grants are not to executive officers, are within pre-determined guidelines approved by the committee, and are consistent with other practices relating to our equity award program. In fiscal year 2011, our chief administrative officer and global general counsel approved grants of an aggregate amount of 154,748 option equivalents to individuals under this delegation. Restricted stock units are available for these grants, depending on the recipient’s position and represented 118,748 option equivalents of the 154,748 option equivalents.

Fiscal Year 2011 Equity Ownership Guidelines

In August 2010, after reviewing industry trends and competitive comparisons, the committee approved equity ownership guidelines for our executive officers in an effort to continue to improve alignment of shareholder and management interest, and to conform to prevalent peer practices. These guidelines will require our chairman, president and chief executive officer to achieve stock ownership levels, including vested and unvested restricted stock units, in Company common stock of at least three times (3x) his annual base salary within five years. All other named executive officers will be required to own at least 1.5 times (1.5x) their respective annual salaries within five years. If these guidelines are not met, upon vesting of restricted stock units or option exercise, the officer must retain shares equal to fifty percent of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of August 2011, each of our named executive officers met their ownership guideline.

Change of Control and Termination Arrangements

None of our executive officers, other than our president – Europe, has a contractual right to receive severance payments if employment is terminated, except in the event of certain change of control events, described below.

Our form of option agreement for named executive officers provides:

•	an extended option exercise period of one year after termination of employment of the executive for any reason; and

•	accelerated option vesting on a change of control or upon death.

Our form of restricted stock unit agreement for executive officers also provides accelerated vesting on a change of control or death. These extended exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material public information about us. In addition, the accelerated vesting provisions are intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions, and to make it easier to attract, retain, and motivate our key executives. All employees are entitled to acceleration of equity awards upon death. This feature was added in fiscal 2011 to assist families of departed executives in these difficult times. We also have incentive award agreements for all employees that provide for accelerated vesting on a change of control. We provide these vesting terms for employees who are not executive officers for reasons similar to those described below for our named executive officers. In addition, we believe it is consistent with our culture to provide, to the extent reasonable, similar benefits to all employees holding options or restricted stock unit awards.

We have change in control agreements with each of our named executive officers and certain other members of our senior management team. These agreements provide certain change of control payments and benefits, including accelerated option and restricted stock unit vesting on a change of control. These agreements also provide for certain additional compensation and benefits, including severance payments based on a multiplier (based on position) of salary, bonus and other benefits, and limited tax-gross up payments, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control arrangements can be found beginning on page 31 of this proxy statement under “Potential Payments on Termination or Change of Control“. These agreements are maintained in order to recruit and retain new executives, as well as to foster best efforts of management in the deliberation of a potential transaction. The committee believes that these agreements may continue to attract senior level candidates to ResMed in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve ResMed. These agreements were reviewed and updated in immaterial ways to ensure compliance with section 162(m) and 409A of the US Internal Revenue Code during fiscal year 2008. These changes included slightly refined definitions for bonus compensation and good reason.

In recognition of stockholder concerns, in August 2010, the committee determined that any new change in control agreements, or any material amendment to an existing agreement, will exclude any obligation of ResMed to provide tax gross-ups to an affected individual for amounts due under the agreement. This represents a change from agreements made in prior fiscal years where gross-ups are provided.

Under his employment agreement, our president – Europe is entitled to 12 months’ salary in the event of a termination of his employment (other than a termination as a result of substantial breach by him of his agreement). This benefit is reduced if he finds other employment with ResMed and was negotiated as part of his employment agreement in connection with the release of his termination rights under the Norwegian Working Environment Act.

Perquisites and Other Benefits

The committee did not make any material changes in the perquisites and other benefits we provided to our named executive officers. We provided the benefits described below to our named executive officers during fiscal year 2011. The incremental cost to us of these benefits is described in the Summary Compensation Table.

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We participate in a fractional aircraft interest program to provide for more efficient use of our executives’ time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes by our chairman and chief executive officer and, to a lesser extent, by other named executive officers, subject to chief executive officer approval. We also make the program available to our chairman and chief executive officer for his personal use. Other named executive officers may travel for personal use together with the chairman or chief executive officer. We reflect all personal use as a perquisite valued at our incremental costs as set forth in our summary compensation table. The aggregate incremental cost to us for any personal use is reviewed at least annually by the committee. Named executive officers may invite their spouses or guests to accompany them during specified business trips subject to space availability. Our chief executive officer is authorized to make limited exceptions to this policy, if viewed as essential or appropriate under the circumstances. Aircraft use by a named executive officer, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the executive based on the IRS standard industry fare level. We do not reimburse the officers for taxes on the imputed income. In view of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly to our chairman and chief executive officer.

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We provided comprehensive medical examinations to all of our named executive officers to promote their personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity and longevity.

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We provided certain named executive officers with access to corporate club memberships they may use for personal and business use, to promote work/life balance, enable business entertainment and enhance community affiliations.

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We provided certain of our named executive officers with a leased automobile available for business and personal use. This benefit is comparable with local market practices for executives in that region. We provide similar automobile benefits for other non-executives in that market and in other markets in which such benefits are a common compensation element.

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We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties.

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We also offer paid time off, medical plans, dental plans, vision plans, tax qualified defined contribution retirement plans (including matching contributions and government-mandated contributions) and disability and life insurance plans. Named executive officers generally are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred Compensation Plan

On May 27, 2010, the board adopted the ResMed Inc. Deferred Compensation Plan to be effective for fiscal year 2011. Eligible US employees selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, bonus, commissions and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation of ResMed to make payments to the participant at some time in the future. Amounts deferred under the plan will be credited to accounts maintained under the plan for each participant and will be credited with earnings, gains, or losses based on certain investment options chosen by the participant. These investment options are to be used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. We may make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management as well as an attractive vehicle in recruiting talent to our executive team.

Tax Considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance bonus payments and option grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the committee may provide bonus payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the committee determines that payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” ResMed’s deduction for US federal income tax purposes for that compensation may be wholly or partially disallowed under Section 162(m). Payments under our bonus program for fiscal year 2011, and the stock options grants and restricted stock units granted to our executive officers, are each intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change in control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of stock options and certain severance payments) could be excess parachute payments. The change of control agreements generally provide that tax gross-up payments will be made only if aggregate payments and distributions to an executive are 10% or greater than 2.99 times the executive’s “base amount,” as calculated under relevant US Internal Revenue Code provisions. In August 2010, the committee determined that any new change in control agreements, or any material amendment to an existing agreement, will exclude any obligation of ResMed to provide tax gross-ups to an affected individual for amounts due under the agreement.

Section 409A of the Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, it is ResMed’s intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2011, and June 30, 2010, and June 30, 2009. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate determined on June 30, 2011 (.9931 AUD and .1729 NOK).

Named Executive Officer	Year	Salary(a)	Option Awards(b)		Stock Awards(c)		Non-Equity Incentive Plan Compensation(d)	All Other Compensation(e)	Total
Peter Farrell	2011	$625,188	$1,031,540		$962,843		$740,742	$70,595	$3,430,908
Chairman, president & chief executive officer(f)	2010	$466,875	$1,622,780		$0		$607,255	$87,738	$2,784,648
	2009	$450,000	$1,054,000		$0		$597,499	$140,656	$2,242,155

Kieran Gallahue	2011	$462,879	$2,475,696	(g)	$2,310,843	(g)	$0	$59,192	$5,308,610
Former president & chief executive officer(f)	2010	$736,625	$1,622,780		$1,459,407		$958,113	$52,253	$4,829,178
	2009	$701,250	$2,108,000		$0		$942,721	$47,723	$3,799,694

Brett Sandercock	2011	$462,045	$0		$1,444,281		$334,748	$45,914	$2,286,988
Chief financial officer	2010	$378,025	$0		$1,021,600		$299,706	$37,843	$1,737,174
	2009	$300,473	$737,800		$0		$270,773	$29,634	$1,338,680

David Pendarvis	2011	$425,401	$773,655		$722,157		$307,965	$42,165	$2,271,343
Chief administrative officer and global general counsel	2010	$405,144	$567,973		$510,800		$321,206	$49,847	$1,854,970
	2009	$381,625	$737,800		0		$343,902	$39,873	$1,503,200

Rob Douglas	2011	$412,137	$0		$1,444,281		$314,259	$41,389	$2,212,065
Chief operating officer(h)	2010	$347,524	$0		$1,021,600		$275,523	$35,098	$1,679,745
	2009	$278,578	$957,400		$0		$245,337	$27,663	$1,508,978

Stein Jacobsen	2011	$373,983	$0		$1,444,281		$274,485	$90,415	$2,183,164
President – Europe

(a)	Includes salary deferred under defined contribution retirement plans such as our 401(k) Plan and Deferred Compensation Plan in the US. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. The 2011 base salaries for Messrs. Sandercock, Douglas and Jacobsen were approved in August 2010 in local currency. They are reported here in US dollars based on the fiscal year 2011 average annual exchange rate. The average annual exchange rates were approximately AUD to USD of 1 to 0.9931 and NOK to USD of 1 to 0.1729.
(b)	The amounts shown are the grant date fair value of stock options granted in the year indicated, computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as amended (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2011.
(c)	The amounts shown are the grant date fair value of stock awards granted in the year indicated, computed under FASB ASC Topic 718. For a discussion of valuation assumptions for 2010, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2011.

Stock options and restricted stock unit awards granted to our named executive officers in fiscal years 2009 through 2011 are governed by our incentive plan. Stock options and restricted stock units vest 25% per year on or about the anniversary of the grant date.

(d)	Represents actual payouts under our performance-based cash bonus programs for the fiscal years shown. See “Compensation Discussion and Analysis – Annual Performance Based Bonuses“ and the “Grants of Plan Based Awards Table“ for a more complete description of the 2011 bonus program.

(e)	The amounts shown consist of our incremental cost for the provision in fiscal year 2011 to our named executive officers of certain specified perquisites, as follows:

Named Executive Officer	Medical Exams	Personal Use of Company Aircraft(i)	Personal Use of Corporate Club Memberships(ii)	Sales Incentive Award Trip(iii)		Company Car(iv)	Other(v)
				Travel	Tax Gross-Up
Peter Farrell	$2,060	$20,954	$5,999	$4,735	$4,145	$0	$32,702
Kieran Gallahue	$0	$27,294	$3,499	$4,575	$4,170	$0	$19,653
Brett Sandercock	$844	$0	$0	$0	$0	$0	$45,070
David Pendarvis	$1,794	$0	$5,999	$4,023	$3,666	$0	$26,683
Rob Douglas	$844	$0	$0	$0	$0	$0	$40,545
Stein Jacobsen	$4,396	$0	$0	$0	$0	$35,963	$50,056

(i)	The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, such as the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft is primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because those costs would have been incurred regardless of the personal use.
(ii)	The incremental cost of personal use of our golf club membership is allocated equally among Dr. Farrell, Mr. Gallahue and Mr. Pendarvis.
(iii)	We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. Amounts above represent the cost of the executive officer’s participation in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses for the executive officer and the officer’s spouse or guest. The cost shown as tax gross-up represents the amount we reimbursed the officer for tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees who participate in this program. We do this to encourage participation in the program, because they might otherwise be discouraged from participating by tax expenses attributable to this program. Attendance is part of the attending executive officer’s management duty and enhances the effectiveness of the sales incentive program.
(iv)	The incremental cost incurred by the Company in connection with a leased automobile for Mr. Jacobsen.
(v)	The amounts shown as “Other” include a holiday gift card, matching contributions we made under our US 401(k) Plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2011 were as follows:

Named Executive Officer	Company Contributions to Deferred Compensation Plan	Company Contribution to 401(k) and Non-US Retirement	Insurance Premiums
Peter Farrell	$0	$10,150	$22,552
Kieran Gallahue	$0	$5,217	$14,436
Brett Sandercock	$0	$41,617	$3,453
David Pendarvis	$0	$10,210	$16,473
Rob Douglas	$0	$37,092	$3,453
Stein Jacobsen	$0	$48,727	$1,329

We contribute to the US 401(k) Plan for each of our named participating executive officers on the same terms that apply to all other eligible employees. For fiscal year 2011 we made an automatic matching contribution to the plan equal to 4% of eligible participants’ base salary, normal bonus and commissions up to a maximum of 6% subject to US Internal Revenue Code limits on the maximum amount of pay that may be recognized. We contribute to the ResMed Limited

Superannuation Plan in Australia at the government-mandated rate of 9% of total base salary. We contribute to a government-mandated statutory insurance and collective pension scheme for Mr. Jacobsen under Norwegian law at rates from 5% to 8% of total cash compensation within statutory limits and a company executive pension plan at 8% of the total cash compensation above such limits. We pay the cost of an executive long-term disability policy that provides for additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown above represent premiums paid for both generally-available and additional insurance. For a description of the Company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan see “Deferred Contribution Plan.”

(f)	Effective as of January 28, 2011, Mr. Gallahue resigned as our president and chief executive officer and Dr. Farrell was appointed to serve as our president and chief executive officer.
(g)	As a result of his resignation, Mr. Gallahue forfeited all option and restricted stock unit awards granted in fiscal year 2011.
(h)	Mr. Douglas served as chief operating officer – Asia Pacific during fiscal year 2011. He was promoted to chief operating officer, effective September 1, 2011.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2011 and does not give effect to our August 2010 stock split.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)				Estimated Possible Payouts Under Equity Incentive Plan Awards(a)			All Other Option Awards: Number of Securities Underlying Options(c)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option(d)
Named Executive Officer	Grant Date	Threshold(b)	Target	Max.(b)	Threshold	Target	Max.
Peter Farrell	8/24/2010	—	750,225	1,500,450
	11/11/2010				14,286	28,571	28,571			$962,843
	11/11/2010							100,000	$33.70	$1,031,540
Kieran Gallahue(e)	8/24/2010	—	984,060	1,640,100
	11/11/2010				34,286	68,571	68,571			$2,310,843
	11/11/2010							240,000	$33.70	$2,475,696
Brett Sandercock	8/24/2010	$80,920	323,678	647,356
	11/11/2010				21,429	42,857	42,857			$1,444,281

David Pendarvis	8/24/2010	$74,445	297,781	595,562
	11/11/2010				10,715	21,429	21,429			$722,157
								75,000	$33.70	$773,655
Rob Douglas	8/24/2010	$7,212	288,496	576,992
	11/11/2010				21,429	42,857	42,857			$1,444,281

Stein Jacobsen	8/24/2010	$19,634	261,788	523,576
	11/11/2010				21,429	42,857	42,857			$1,444,281

(a)	Represents potential payouts under our annual performance-based cash bonus program for fiscal year 2010. See “Compensation Discussion and Analysis – Annual Performance-Based Bonuses“ for a more complete description of the 2011 bonus program. The bonuses actually paid under the 2011 bonus program are reflected in the Summary Compensation Table. Dr. Farrell’s target bonus was based on the base salary paid to him in 2011, including his increased base salary of $820,050 for part of the year in connection with his appointment as president and chief executive officer. The amounts for Messrs. Sandercock, Douglas and Jacobsen were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2011 average annual exchange rate. The average annual exchange rates were approximately AUD to USD of 1 to 0.9931 and NOK to USD of 1 to 0.1729.

(b)	The threshold amounts shown are based on achievement of the threshold or minimum level of performance with respect to the lowest weighted performance measure. In the case of Messrs. Farrell and Gallahue, the threshold amounts are based on achievement of either the threshold global net sales or the threshold global net profit after tax goals, each weighted at 40%, as there was no threshold level of performance related to their development of strategic plan goal, weighted at 20%. A cap of 200% of target bonus opportunity was introduced for fiscal year 2011. See “Compensation Discussion and Analysis – Annual Performance-Based Bonuses“ for a description of the new cap.
(c)	Our named executive officers were given a choice to receive their annual equity award as 100% options, 100% performance-based restricted stock units (RSUs) or 50% of value in each; with each RSU representing the equivalent of 3.5 options. RSU awards granted to our executive officers in fiscal year 2011 were issued under our incentive plan and were earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2011. 50% of the RSUs are earned based on our achievement of 2011 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2011 four quarter earnings target, while 100% of the RSUs could be earned based on achievement of a combined 2011 third and fourth quarter earnings target. In addition, earned RSUs are subject to a service-vesting condition of 25% per year on November 11 of each year following grant date. The threshold amounts shown in the table above are 50% of the RSUs granted, assuming that either the 2011 third quarter or fourth quarter earnings target is achieved. The target and maximum amounts shown in the table above are 100% of the RSUs granted, assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter target are achieved. For more information of the performance targets, see “Compensation Discussion and Analysis – Policies with Respect to Equity Compensation Awards.” Based on actual performance, 100% of the units were earned for fiscal 2011 performance.

Stock options granted to our executive officers in fiscal year 2011 were issued under our incentive plan, are exercisable 25% per year on November 11 of each year following the grant date and have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the grant date.

(d)	The dollar value of options shown represents the grant date fair value based on the Black-Scholes model of option valuation, computed under FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model:

November 11, 2010
Market price of stock	$33.70
Exercise price of option	$33.70
Expected stock volatility	31.26%
Risk-free interest rate	1.32%
Expected life	5.29 years
Dividend yield	0

The dollar value of restricted stock units shown represents the grant date fair value, based on the $33.70 closing value on November 11, 2010, the day of the grant.

(e)	Effective as of January 28, 2011, Mr. Gallahue resigned as our president and chief executive officer. As a result of his resignation, Mr. Gallahue was not eligible to receive any bonus amounts under the 2011 bonus program, and he forfeited all option and restricted stock unit awards granted in fiscal year 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at June 30, 2011, and gives effect to our August 2010 stock split.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(b)	Market Value of Shares or Stock That Have Not Vested(b)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(c)
Peter Farrell	0	100,000	$33.70	11/11/2017	0	$0	28,571	$884,272
	50,000	150,000	$25.54	12/17/ 2016
	240,000	0	$19.25	2/3/2016
	100,000	100,000	$15.52	11/20/2015
	223,960	0	$12.4675	1/20/2015
	150,000	50,000	$21.025	11/7/2014
	230,360	0	$10.3725	12/19/2013
	400,000	0	$23.095	11/10/2013

Kieran Gallahue(d)	4,722	0	$25.54	2/1/2012	0	$0	0	$0

Brett Sandercock	5,000	0	$23.8750	7/7/2016	30,000	$928,500	42,857	$1,326,424
	50,000	70,000	$15.52	11/20/2015
	97,500	32,500	$21.025	11/7/2014
	50,000	0	$23.095	11/10/2013

David Pendarvis	0	75,000	$33.70	11/11/2017	15,000	$464,250	21,429	$663,228
	17,500	52,500	$25.54	12/17/2016
	10,388	0	$19.25	2/3/2016
	0	70,000	$15.52	11/20/2015
	16,040	0	$12.4675	1/20/2015
	97,500	32,500	$21.025	11/7/2014
	80,000	0	$23.095	11/10/2013
	10,692	0	$9.35	5/27/2013
	43,426	0	$6.9075	10/1/2012

Robert Douglas	80,000	0	$19.25	2/3/2016	30,000	$928,500	42,857	$1,326,424
	0	70,000	$15.52	11/20/2015
	10,000	20,000	$18.67	8/1/2015
	67,500	22,500	$21.025	11/7/2014
	70,000	0	$23.095	11/10/2013

Stein Jacobsen	35,000	70,000	$15.52	11/20/2015	30,000	$928,500	42,857	$1,326,424
	0	10,000	$21.675	10/1/2015
	0	2,000	$21.025	11/7/2014
	0	12,500	$21.71	8/1/2014

(a)	The table below shows the vesting schedules relating to option awards represented in the above table by their expiration dates.

Expiration Date	Grant Date	Vesting Schedule
November 11, 2017	November 11, 2010	Four equal installments on November 11 of 2011, 2012, 2013 and 2014

December 17, 2016	December 17, 2009	Four equal installments on November 11 of 2010, 2011, 2012 and 2013

July 7, 2016	July 7, 2006	Four equal installments on July 7 of 2007, 2008, 2009 and 2010

November 20, 2015	November 20, 2008	Four equal installments on November 20 of 2009, 2010, 2011 and 2012

October 1, 2015	October 1, 2008	Four equal installments on October 1 of 2009, 2010, 2011 and 2012

August 1, 2015	August 1, 2008	Four equal installments on August 1 of 2009, 2010, 2011 and 2012

November 7, 2014	November 7, 2007	Four equal installments on November 7 of 2008, 2009, 2010 and 2011

August 1, 2014	August 1, 2007	Four equal installments on August 1 of 2008, 2009, 2010 and 2011

(b)	The number shows outstanding unvested earned restricted stock units. The table below shows the vesting schedules relating to the restricted stock units as follows:

Name	# Vesting on 11/11/11	# Vesting on 11/11/12	# Vesting on 11/11/13
Peter Farrell	0	0	0
Kieran Gallahue	0	0	0
Brett Sandercock	10,000	10,000	10,000
David Pendarvis	5,000	5,000	5,000
Robert Douglas	10,000	10,000	10,000
Stein Jacobsen	10,000	10,000	10,000

(c)

The number shows restricted stock units that were not earned as of June 30, 2011. These restricted stock units were granted to our executive officers in fiscal year 2011 under our incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2011. Fifty percent of the RSUs are earned based on our achievement of 2011 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2011 fourth quarter earnings target while 100% of the RSUs could be earned based on our achievement of a combined 2011 third and fourth quarter earnings target. On June 30, 2011, these shares were unearned because the committee had not made a determination regarding whether the third or fourth quarter earnings targets, or the combined target, had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs based on the assumption that the third and fourth quarter earnings targets or the combined earnings target would be achieved. The committee determined in August 2011 that the combined earnings targets were achieved. The market value is equal to the number of RSUs multiplied by the closing price of our common stock ($30.95) on the NYSE at June 30, 2011, the last day of our fiscal year. Once the RSUs are earned, they are subject to a vesting requirement based on service with us, with 25% vesting each year on November 11, with the first vesting to occur on November 11, 2011.

(d)	Mr. Gallahue forfeited all of his unvested options and restricted stock units upon his termination of employment on February 1, 2011. Mr. Gallahue has until February 1, 2012, to exercise his vested options.

Option Exercises and Stock Vested

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended June 30, 2011, after giving effect to our August 2010 stock split. The number of stock awards vested represents previously earned restricted stock units that vested in fiscal year 2011. Information concerning restricted stock units earned based on fiscal year 2011 performance but not vested as of June 30, 2011, is located in the Outstanding Equity Awards Table above (See footnote b).

Named Executive Officer	Number of Securities Acquired on Exercise	Value Realized on Exercise(a)	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting(b)
Peter Farrell	304,176	$6,053,031	0	$0
Kieran Gallahue	869,278	$10,682,675	14,284	$428,371
Brett Sandercock	70,000	$852,049	10,000	$337,000
David Pendarvis	94,612	$1,534,379	5,000	$168,500
Rob Douglas	45,000	$737,286	10,000	$337,000
Stein Jacobsen	77,500	$864,307	10,000	$337,000

(a)	Represents the difference between the gross proceeds on sale, less the exercise price for each share sold.
(b)	Represents the value deemed realized based on the closing stock price on the date of vesting multiplied by the number of shares vested.

Nonqualified Deferred Compensation

We maintain the ResMed Inc. Amended and Restated ResMed Inc. Deferred Compensation Plan with an effective date of July 1, 2010. Our deferred compensation plan allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to and account balances under our deferred compensation plan by our named executive officers for and as of the year ended June 30, 2011.

Name	Executive Contributions in Fiscal 2011(a)	Registrant Contributions in Fiscal 2011(b)	Aggregate Earnings in Fiscal 2011(c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Fiscal 2011
Peter Farrell	$0	$0	$0	$0	$0
Kieran Gallahue	$46,288	$0	$4,058	$0	$50,346
Brett Sandercock	$0	$0	$0	$0	$0
David Pendarvis	$0	$0	$0	$0	$0
Rob Douglas	$0	$0	$0	$0	$0
Stein Jacobsen	$0	$0	$0	$0	$0

(a)	Represents the amounts that the named executive officers elected to defer in fiscal year 2011 under the deferred compensation plan. These amounts represent compensation earned by the named executive officers in fiscal year 2011 and are therefore also reported in the appropriate columns in the “Summary Compensation Table” above.
(b)	Represents the amounts credited in fiscal year 2011 as company contributions to the accounts of our named executive officers under the deferred compensation plan. These amounts are also reported in the “Summary Compensation Table” above under the “All Other Compensation” column.
(c)	Represents the net amounts credited to the named executive officers’ accounts as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

General. Our deferred compensation plan is designed to attract and retain key employees by providing participants with an opportunity to defer receipt of a portion of participants’ salary, bonus and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, bonus and/or commissions for the plan year. The plan permits us to make discretionary contributions from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan.

Distributions. Participants may elect to take distributions upon (i) participant’s separation from service with us; (ii) specified date; (iii) participant’s disability; (iv) participant’s death; (v) change in control of ResMed; or (vi) unforeseeable emergency. Participants shall receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding the foregoing, all distributions due to death or disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer. Participants are vested in discretionary contributions in accordance with vesting schedules established by the plan’s administrative committee; however, such discretionary contributions will become 100% vested upon the earliest to occur of (i) the participant’s death; (ii) the participant’s disability; or (iii) a change in control of ResMed.

Investment Options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts can be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2011 are contained in the table below.

Name of Investment Option	Rate of Return through June 30, 2011
PIMCO VIT Total Return Admin	5.46%
PIMCO VIT Real Return Admin	7.70%
Maxim T. Rowe Price Equity/Income	27.84%
American Funds IS Growth 2	33.06%
Janus Aspen Perkins Mid Cap Value I	27.20%
Maxim T. Rowe Price Mid Cap Growth	37.76%
Royce Capital Small Cap Inv	27.01%
Vanguard VIF Small Company Growth Inv	46.71%
Maxim MFS International Value	28.17%
American Funds IS International 2	29.14%
Dreyfus Stock Index Initial	30.46%

Potential Payments on Termination or Change of Control

Change in Control Agreements.

Beginning in July 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 18 currently employed persons as of September 19, 2011), that provide certain change of control payments and benefits. In December 2008, the agreements were amended to conform to recent changes in IRS regulations, in particular, US Internal Revenue Code Sections 409A and 162(m). These changes included slightly refined definitions for bonus compensation and good reason.

On the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, restricted stock units, performance shares or performance units will vest in full.

In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); and

•	if we terminate other than for “cause” before the change of control, the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•

A severance payment equal to two times (in the cases of Dr. Farrell), or one and one half times (in the cases of Messrs. Sandercock, Pendarvis, Douglas and Jacobsen), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (i) the highest actual bonus received by the executive during the past three years before the year of termination; or (ii) a specified percentage of the termination base salary (120% in the case of Dr. Farrell and 70% in the case of Mr. Sandercock, Mr. Pendarvis, Mr. Douglas and Mr. Jacobsen); plus (c) the pro-rata portion of bonus amounts earned through the date of termination; plus (d) the amount we would be required to contribute on the executive’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in the executive’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	all of the executive’s unvested stock options and shares of restricted stock, restricted stock units, performance shares or performance units will vest in full;

•

we will provide medical and dental health benefits for two years (in the cases of Dr. Farrell) or one and one half years (in the cases of Messrs. Sandercock, Pendarvis, Douglas and Jacobsen) following the date of termination; and

•

payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive under the provisions of the US Internal Revenue Code if the aggregate payments and distributions to the executive exceed a threshold of 10% greater than 2.99 times the executive’s base amount.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years in the cases of Dr. Farrell and one and one half years in the cases of Messrs. Sandercock, Pendarvis, Douglas and Jacobsen), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any that person, business, entity or activity or initiate or further that business or activity. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The initial term of the agreements terminate on December 1, 2011, the third anniversary of the effective date of the agreements. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of his or her business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who, as of the date hereof, constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (i) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (ii) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (iii) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target bonus opportunity or any material increase in target performance objectives under any bonus or incentive plan or arrangement in the executive is participating in at the time of the change of control that results in a material negative change the executive’s bonus or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty (50) miles away from both (i) the executive’s office location as of the date of the change of control and (ii) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Equity Award Terms.

Our form of option agreement for named executive officers provides:

•	an extended option exercise period of one year after termination of employment of the executive for any reason; and

•	accelerated option vesting on a change of control or upon death.

Our form of restricted stock unit agreement for executive officers also provides accelerated vesting on a change of control or death. Acceleration of equity awards upon a change in control and death is provided to all of our employees.

Estimated Value of Benefits.

In accordance with US Securities and Exchange Commission rules and requirements, the following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements assuming that a change of control and qualifying termination of employment occurred on June 30, 2011, the last business day of fiscal year 2011. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. Also excluded is the value of the named executive officer’s deferred compensation account, which would be payable upon termination of employment for any reason. (See page 30 for more information). Mr. Gallahue has been excluded from the table as his employment terminated as of February 1, 2011, and he did not receive any severance payment or benefits, and there was no equity award acceleration that occurred in connection with his termination. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a qualifying termination in connection with a change of control, our named executive officers will receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based and Norwegian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 30, 2011.

Named Executive Officer	Cash Severance(a)	Health and Insurance(b)	Retirement Plan Contributions(c)	Value of Award Acceleration(d)	Total Value(e)
Peter Farrell	$4,592,280	$38,779	$19,600	$3,735,022	$8,385,681
Brett Sandercock	$1,640,570	$5,525	$68,147	$3,657,587	$5,371,829
David Pendarvis	$1,463,010	$20,392	$19,600	$2,814,165	$4,317,167
Rob Douglas	$1,446,231	$5,525	$60,074	$3,803,937	$5,315,768
Stein Jacobsen	$1,327,953	$0	$45,386	$3,563,124	$4,936,463

(a)	Represents the dollar value of cash severance under the formula described above. The amounts do not include a pro-rated bonus for fiscal year 2011 as the trigger event occurs on the last day of fiscal 2011, and thus the payout would be the same as if the trigger event had not occurred.
(b)	Represents continued medical and dental benefits for the payout period, based on our current costs to provide that coverage.
(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.
(d)	The value of option acceleration is based on the difference between the option exercise price and the closing price of our common stock ($30.95) on the New York Stock Exchange on June 30, 2011. The value of acceleration of outstanding restricted stock units is based on the closing price on our common stock on the NYSE on June 30, 2011. All outstanding options and restricted stock units would accelerate on the change of control, even without a qualifying termination of employment. If additional options or restricted stock units are granted after the change of control but before a qualifying termination of employment, the vesting of the additional options and restricted stock units would accelerate on the qualifying termination of employment.
(e)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable). No tax-gross- ups are included in this value, because the estimated aggregate distributions to the executives would not have exceeded the threshold requiring such payments.

In the event of a change in control without a qualifying termination of employment or in the event of the death of any of our named executive officers, all equity awards held by the officer would accelerate. As a result, the valuation listed in the table above under “Value of Award Acceleration” would be payable upon the change in control or upon the death of the named executive officer.

Employment Agreement.

Under his employment agreement, Mr. Jacobsen is entitled to twelve months salary in the event of a termination (other than a termination as a result of substantial breach by him of his agreement). This benefit is reduced if Mr. Jacobsen finds other employment with ResMed. In accordance with SEC rules and requirements, if a qualifying termination of employment occurred on June 30, 2011, the last business day of fiscal year 2011, Mr. Jacobsen would be entitled to approximately $377,614 in severance pay under his employment agreement, based on the fiscal year 2011 average annual exchange rate of NOK to USD of 1 to .1729.

Risk Considerations in Compensation Programs

The compensation committee reviewed our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee concluded that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our Company. This conclusion was supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long- and incentive-based compensation, and use of performance-based targets and evaluations.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2011 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2011 annual meeting of stockholders.

COMPENSATION COMMITTEE

Ronald Taylor, Chair

Gary Pace

Richard Sulpizio

The above report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding stock option plan balances as of June 30, 2011 and gives effect to our August 2010 stock split:

Plan Category	Number of Securities to be Issued on Exercise of Outstanding Options, Warrants and Rights(a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(c)
Equity compensation plans approved by security holders	15,052,056	$19.24	5,286,658
Employee stock purchase plan approved by security holders	n/a	n/a	776,359
Equity compensation plans not approved by security holders	0	$0	0

Total	15,052,056	$19.24	6,063,017

(a)	Represents options and restricted stock units outstanding under our 1997 and 2009 incentive plans. Includes 12,230,684 shares to be issued on exercise of outstanding options and a total of 3,271,372 shares of common stock subject to outstanding restricted stock units (which includes the maximum number of shares that could be earned as of June 30, 2011, assuming maximum achievement of performance-related conditions in 2010 and includes unvested earned restricted stock units granted in prior years).
(b)	Represents the weighted-average exercise price of the 12,230,684 outstanding options as of June 30, 2011. As of August 31, 2011, the weighted average term to expiration of these options is 3.64 years.
(c)	Represents shares available for issuance under our incentive plan without giving effect to the additional share increase proposed for stockholder approval at this meeting. Please see Proposal 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the US Securities and Exchange Commission initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and greater than ten-percent stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2011 were satisfied.

AUDIT MATTERS

Audit Fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2011 and 2010, and fees billed for other services by KPMG LLP.

Fees	2011	2010
Audit fees(1)	$1,761,181	$1,685,747
Audit-related fees	$0	$0
Tax-related fees(2)	$0	$1,700
All other fees(3)	$0	$18,000

Total fees	$1,761,181	$1,705,447

(1)	Fees for audit services consisted of: (i) audit of our annual financial statements; (ii) reviews of our quarterly financial statements; (iii) consents and other services related to US Securities and Exchange Commission matters and (iv) Sarbanes-Oxley Act section 404 attestation reports.
(2)	Fees related to tax for international corporate services.
(3)	Fees related to review and approvals of financial statements included in registration statements.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Audit Committee Report

Following is the report of the audit committee with respect to ResMed’s audited financial statements for the fiscal year ended June 30, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended June 30, 2011, and the notes to those statements.

The audit committee oversees ResMed’s financial reporting process on behalf of our board of directors. ResMed’s management has primary responsibility for ResMed’s financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of ResMed’s financial statements and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles. In this context, the audit committee has reviewed and discussed with management and its independent auditors, KPMG LLP, ResMed’s audited financial statements as of and for the year ended June 30, 2011. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU sec. 380), and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by PCAOB regarding the independent auditors’ communications with the audit committee concerning the accountant’s independence and it has discussed with the auditors their independence from ResMed and its management.

The audit committee’s members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by ResMed’s management and by the independent auditors. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that ResMed’s financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that ResMed’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board of directors that the audited financial statements be included in ResMed’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for filing with the SEC.

AUDIT COMMITTEE

Michael A. Quinn, Chair

Christopher G. Roberts

John Wareham

The above report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

MATTER TO BE ACTED ON – PROPOSAL 1:

ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board of directors from time to time. The current authorized number of directors is seven. Kieran Gallahue resigned from the board effective as of January 28, 2011, in connection with his resignation as our chief executive officer and president.

The board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2011 has two members, Christopher Roberts and John Wareham. Accordingly, two directors are to be elected at this annual meeting, who will hold office until the 2014 annual meeting or until the director’s earlier death, disability, resignation or removal.

On the nominating and governance committee’s recommendation, our board of directors has nominated Christopher Roberts and John Wareham for re-election as directors at this annual meeting. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless otherwise specified. If Christopher Roberts or John Wareham become unable or unwilling to serve as directors, the proxies will be voted for the election of such other person, if any, as the board of directors designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current Term Expiration	Age	Position
Christopher Roberts(1)(3)	2011	58	Director, nominee for re-election
John Wareham(1)(3)	2011	70	Director, nominee for re-election
Peter Farrell	2012	69	Chairman of the board, president and chief executive officer
Gary Pace(1)(2)	2012	64	Lead director
Ronald Taylor(1)(2)	2012	64	Director
Michael Quinn(1)(3)	2013	64	Director
Richard Sulpizio(1)(2)	2013	62	Director

(1)	Member of the nominating and governance committee
(2)	Member of the compensation committee
(3)	Member of the audit committee

The following biographical information is furnished with regard to our directors (including nominees) as of June 30, 2011.

Nominees for Election at our Annual Meeting to Serve for a Three-Year Term Expiring at the 2014 Annual Meeting

Christopher Roberts has served as one of our directors since September 1992. He also served as a director from August 1989 to November 1990. Since February 2004 he has been chief executive officer and president of Cochlear Limited, an ASX-listed cochlear implant company for the treatment of severe and profound deafness. Between August 1992 and January 2004 he was ResMed’s executive vice president responsible for European and Asia Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including president of BGS Medical (Denver, Colorado), an orthopedic implant company. Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University, a Ph.D. in biomedical engineering from the University of New South Wales, and a Doctor of Science (honoria causa) from Macquarie University. He is a fellow of the Australian Academy of Technological Sciences and Engineering, a fellow of the Australian Institute of Company Directors, and a fellow of the Institution of Engineers Australia. He was a member of the National Health and Medical Research Council, Australia’s health and medical research and advisory body for the 2003-2006 triennium, and the chairman of Research Australia, a non-profit organization from 2004 to 2010.

Dr. Roberts’ knowledge of our business gained through his significant executive service as our executive vice president responsible for our European and Asia Pacific commercial operations, combined with his executive experience with other publicly-held international medical device companies led our board of directors to the conclusion that he should serve as a director.

John Wareham has served as our director since January 2005. From September 1993 to January 2004 Mr. Wareham was the president of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was president of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968. Mr. Wareham is a director and non-executive Chairman of STERIS Corporation, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. Mr. Wareham holds a B.S. in pharmacy from Creighton University in Omaha, Nebraska, and an M.B.A from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including as president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than four and five years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee. Mr. Wareham’s experience and skills led our board of directors to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

Directors Continuing in Office until our 2012 Annual Meeting

Peter Farrell is the founder of ResMed and has been chairman and a director since our inception in June 1989. Dr. Farrell also served as chief executive officer from July 1990 until December 2007; from January, 2008 through February, 2011 Dr. Farrell has served as our executive chairman. From ResMed’s formation in 1989 until September 2004, Dr. Farrell was also ResMed’s president. In February 2011, Dr. Farrell resumed the role of president and chief executive officer while continuing as chairman. From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc., and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship.

Dr. Farrell also serves on three faculty advisory boards at the University of California, San Diego: the Rady Business School, the Jacobs Engineering School and Health Sciences. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for 2005 in Health Sciences. In August 2000, he was named vice chairman of the executive council of the Harvard Medical School Division of Sleep Medicine; in July, 2010 Dr. Farrell became chairman of the executive council. Since January 2005, Dr. Farrell has served as a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders and is non-executive chair of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the Australian Stock Exchange. He is a fellow or honorary fellow of several professional bodies and is an active philanthropist, primarily through the Farrell Family Foundation. Dr. Farrell was president of the board of trustees of the Museum of Contemporary Arts, San Diego from 2009-2011.

Dr. Farrell’s role as ResMed’s founder and chief executive for over seventeen years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than six and one years of experience, respectively, on the nominating and governance and compensation committees of NuVasive, three years of experience on the nominating and governance and compensation committees of QRxPharma and coursework specific to corporate governance from the Harvard Business School. Dr. Farrell’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Dr. Peter Farrell’s son, Michael Farrell, is our president – Americas, and one of our executive officers. There are no other family relationships between any of our directors and executive officers.

Gary W. Pace has served as our director since July 1994, and or lead director since February 2010. Dr. Pace is a co-founder, director, and consultant to QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX, and he was formerly the chairman and chief executive officer of a predecessor company to QRxPharma. In addition to ResMed, he serves as a director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies. He is also a director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting central sleep apnea formed in 2010. From 1995 to 2001, Dr. Pace was president and chief executive officer of RTP Pharma, a developer of nano-articulate technology. From 2000 to 2002, Dr. Pace was chairman and chief executive officer of Waratah Pharmaceuticals Inc., a spin-off company from RTP Pharma. From 1993 to 1994, Dr. Pace was the founding president and chief executive officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was senior vice president of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from MIT.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. His experience includes more than five years of service on the compensation committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years experience on the nominating and governance and compensation committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and seven years experience as lead director and a member of the compensation and audit committees of Transition Therapies Inc., a biopharmaceutical company listed on NASDAQ. Dr. Pace’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Ronald Taylor has served as a director since January 2005. Mr. Taylor is a director of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceutical company, and Red Lion Hotels Corp, a NYSE-listed hospitality company. From 2002 until 2005, he served as chairman of the ResMed Foundation. Mr. Taylor resigned from the Foundation board in connection with his appointment to the ResMed board of directors. In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. Before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company, for six years. Before joining Hybritech, he served over ten years in management roles at Allergan Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies and public company governance experience. He has been a director of approximately twenty public and privately held companies over the past twenty years. In addition, he has more than twelve years of experience as a member of the Red Lion Hotels governance, compensation and audit committees, and more than sixteen years of experience as a member of the Watson Pharmaceuticals audit, compensation and governance committees. Mr. Taylor’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Directors Continuing in Office until our 2013 Annual Meeting

Michael Quinn has served as our director since September 1992. Since April 1999, Mr. Quinn has been the chief executive officer of Innovation Capital, an Australian/US venture capital fund. From February 1992 to April 1999, he was a management and financial consultant. From July 1988 to January 1992, Mr. Quinn served as executive chairman of the board of Phoenix Scientific Industries Limited, a manufacturer of health care and scientific products listed on the ASX. Before that, Mr. Quinn was a co-founder and managing director of Memtec, a NYSE-listed environmental filtration company. Mr. Quinn holds both a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia, an M.B.A. from Harvard University and an Australian Financial Services License issued by the Australian Securities and Investment Commission. He is currently a member of the board of directors of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX, and of CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets supercapacitors.

Mr. Quinn’s background reflects significant executive and governance experience with publicly-held medical device companies, as well as other financial expertise. His experience includes four years of service as a member the audit committee of CAP-XX Limited and three years of service as a member of the audit & remuneration committee of QRxPharma. Mr. Quinn’s skills and experience led our board of directors to the conclusion that he should serve as a director.

Mr. Quinn’s son, Matthew Quinn is head of facility management, a non-executive officer position, at our Bella Vista corporate and manufacturing offices.

Richard Sulpizio has served as a director since August 2005. He currently serves as president and chief executive officer of Qualcomm Enterprise Services, a division of Qualcomm Incorporated responsible for mobile communications and services to the transportation industry. Mr. Sulpizio has held leadership positions with Qualcomm for over twenty years, including serving as a member of Qualcomm’s board of directors from 2000 until 2007. Before joining Qualcomm, Mr. Sulpizio worked for eight years at Unisys Corporation, a diversified computer and electronics company, and ten years at Fluor Corporation, an engineering and construction company. Mr. Sulpizio currently serves as a director of CA Technologies, Inc., an information technology management software company. He also serves on the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and the board of directors of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in systems management from the University of Southern California.

Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of QUALCOMM, and seven years as a member of the QUALCOMM board’s strategic committee. In addition, Mr. Sulpizio also serves as a member of the compensation and governance committees of CA Technologies. Mr. Sulpizio’s experience and skills led our board of directors to the conclusion that he should serve as a director.

CORPORATE GOVERNANCE

Board Independence

Our board of directors has determined that each of Messrs. Pace, Quinn, Roberts, Sulpizio, Taylor and Wareham is an independent member of our board of directors under the listing standards of the New York Stock Exchange, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the applicable listing standards of the NYSE and the Australian Stock Exchange and that each of the members of the audit committee is independent as required by the applicable laws of the US Securities and Exchange Commission. The board determined that Dr. Farrell and Mr. Gallahue each has a material relationship with us as our executive officer that prohibits him from being considered independent under applicable standards.

The following specific relationships or transactions were considered by our board of directors in making its independence decisions:

•

During fiscal year 2011, Dr. Farrell served as chairman of the board of QRxPharma Limited, a clinical-stage specialty pharmaceutical company listed on the ASX. Mr. Quinn and Dr. Pace are also directors of QRxPharma. Dr. Pace is a co-founder and director of QRxPharma and continues to work with QRxPharma as a consultant. We do not do any business with QRxPharma.

•

During fiscal years 2010 and 2011, ResMed made equity investments of approximately $255,200, and $500,000 respectively, in Sova Pharmaceuticals, a company of which Dr. Pace is a founder and director. Sova Pharmaceuticals is a pharmaceutical development company targeting central sleep apnea. In addition, in 2011 ResMed made equity investments of approximately $500,000 in Sanitas, Inc. a company in which Dr. Pace holds an equity investment of approximately $50,000. These investments were approved by our board without Dr. Pace’s participation.

•

Mr. Quinn’s son, Matthew Quinn, serves as the head of facility management for one of our Australian-based subsidiaries. Mr. Matthew Quinn is not a ResMed executive officer. For a more complete description see “Certain Relationships And Transactions With Related Persons”

Our board considered these relationships outside the presence of the specific directors and determined they did not prevent Dr. Pace or Mr. Quinn from being considered independent under applicable standards.

Meetings and Director Attendance

During fiscal year 2011, our board of directors held four regular meetings and one telephonic meeting. All members attended all meetings during the time they served on the board. During each regular meeting, our independent directors met without management present, and the chair of our nominating and governance committee led those sessions. Commencing in February 2010, the board determined that the chair of our nominating and governance committee would serve as our lead director, to preside over meetings of independent directors and to serve as more fully discussed below under “Board Leadership Structure”.

During fiscal year 2011, the compensation committee held six meetings; the audit committee held nine meetings; and the nominating and governance committee held four meetings. Each director attended more than 75% of the aggregate number of meetings of our board of directors and of the committees on which the director served.

In addition to meetings, the members of our board of directors and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All directors were present for our 2010 annual stockholder meeting. ResMed encourages directors to attend our annual meetings and generally schedules board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board Oversight of Risk

The general risk oversight function is retained by the full board while the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board of directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility
Audit committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.
Compensation committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Nominating and governance committee	Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of business conduct and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board Leadership Structure

From our founding through January 2008, ResMed did not separate the roles of chairman of the board and chief executive officer. ResMed separated the two roles when Dr. Farrell ceased serving as our chief executive officer in January 2008 and Mr. Gallahue became our chief executive officer and president. At that time, the board of directors determined that having Dr. Farrell, our founder and former chief executive officer, serve as the chairman of the board was the most appropriate leadership structure for ResMed and in the best interest of its stockholders. Effective February 1, 2011, the board accepted the resignation of Mr. Gallahue and approved the reduction of the number of authorized directors from eight to seven. The board also reviewed and approved the appointment of Dr. Farrell, our chairman, as the chief executive officer and president, thereby combining the roles of chairman and chief executive officer. Other than Dr. Farrell, our board of directors is comprised entirely of independent directors. The board believes the combined roles are in the best interest of our company at this time, as Dr. Farrell provides deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. For this reason, Dr. Farrell is uniquely suited to understand the challenges faced by management and to serve as a liaison between the board of directors and management.

In February 2010, the board established the position of lead director, served by the then-current nominating and governance committee chairman. The primary responsibilities of the lead director are to preside over board meetings in the absence of the chairman, call, establish the agenda for and preside over meetings of the independent directors, act as a liaison between the independent directors and chairman, guide the chairman on board meeting agendas as well as the adequacy of information to be presented, communicate with stockholders as appropriate and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee.

Our corporate governance guidelines give our board of directors the flexibility to change its leadership over time, as needed. The board of directors continues to evaluate whether its leadership structure is appropriate as ResMed’s business evolves. In February 2011, the board has created an ad hoc committee, the chief executive officer succession committee, comprised of board members Messrs. Wareham, Pace and Taylor, and advised by Mr. Pendarvis and Dr. Farrell, to evaluate and oversee succession planning for the chief executive officer role.

Committees of our Board of Directors

The board of directors has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these committees can be found on our website at www.resmed.com.

Below is a summary of our committee structure and membership information for fiscal year 2011 and currently.

Independent Director	Compensation Committee	Nominating and Governance Committee	Audit Committee
Gary W. Pace	Member	Chairman	—
Michael A. Quinn	—	Member	Chairman
Christopher Roberts	—	Member	Member
Richard Sulpizio	Member	Member	—
Ronald Taylor	Chairman	Member	—
John Wareham	—	Member	Member

Compensation Committee

The compensation committee currently consists of Ronald Taylor (chairman), Gary Pace and Richard Sulpizio.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers, and executives;

•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and

•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief administrative officer and global general counsel, our vice president – global human resources, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and chairman of the board, as appropriate, for recommendations and information regarding compensation, particularly with regard to the chief executive officer’s direct reports. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside of the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2011, the committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. The consultant was engaged to render advisory services and to serve as the committee’s independent compensation consultant in connection with compensation-related matters for our executives and board of directors. During 2011, these compensation matters included assessing ResMed’s executive compensation program, including salaries, target and actual bonuses, and long-term incentive equity grants. The consultant also advised the compensation committee regarding board compensation, including board fees, and equity grant. The consultant provided the committee with information regarding industry trends, best practices, and regulatory changes. Companies included in the peer group for competitive comparisons were initially proposed by the consultant and approved by the committee. The consultant was engaged directly by the committee. The consultant worked with our chief administrative officer and global general counsel, our vice president – global human resources and their staff, but also communicated directly with the committee.

During fiscal year 2011, the committee also considered information provided by management from other third-party consultants the company retained, primarily regarding market practices and data concerning the compensation paid in certain non-US countries. Also, during fiscal year 2011, the committee continued its practice of delegating to our chief administrative officer and global general counsel, authority to approve certain equity grants to newly-hired employees who were not executive officers, so long as they are within a pre-approved range based on the recipient’s position. During fiscal 2011, under this authority, our chief administrative officer and global general counsel, granted 154,748 option equivalents (adjusted to reflect our August 2010 stock split) of which 118,748 option equivalents were granted as restricted stock units. The committee believes this delegation enhances our ability to attract talented employees by allowing management to extend binding employment offers quickly and flexibly. All other equity grants must be pre-approved by the committee.

Nominating and Governance Committee

The nominating and governance committee currently consists of all of our independent directors, namely Gary W. Pace (Chairman), Michael A. Quinn, Christopher Roberts, Richard Sulpizio, Ronald Taylor and John Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board of directors contribute to lasting value creation and effective representation of our stockholders; and

•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

This year, the committee made specific recommendations relating to changes in the position of principle executive officer. The board accepted the resignation of Kieran Gallahue as director, chief executive officer and president and appointed Dr. Peter Farrell to his current role as chairman of the board of directors, president and chief executive officer, based in part on Dr. Farrell’s prior experience as our founder and his expertise within the sleep-disordered breathing industry. The nominating and governance committee recommended, and the board accepted, the formation of a chief executive officer succession committee, comprised of Messrs. Wareham, Pace and Taylor, to be advised by Messrs. Pendarvis and Farrell with outside independent consultants as appropriate, to evaluate and oversee succession planning for the role of chief executive officer.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee identifies nominees for our board of directors by first evaluating the current members of our board of directors willing to continue to serve. Current members with qualifications and skills that are consistent with the nominating and governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and governance committee generally identifies the desired qualifications for new board members and polls our board of directors and members of management for their recommendations. The nominating and governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts and analysts. The nominating and governance committee may engage a third-party search firm to identify candidates in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The nominating and governance committee reviews the qualifications, experience and background of all candidates. The independent directors and executive management interview final candidates. In making its determinations, the nominating and governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. Although the board and the nominating and governance committee do not have a formal policy regarding diversity, the board recognizes and does consider the value of a diversity of skills, professional experience and background in evaluating the composition of the board. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board of directors.

Recommendations received from stockholders in accordance with the stockholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the nominating and governance committee. The nominating and governance committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidates recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. In order for the nominating and governance committee to consider a stockholder nomination, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors. The stockholder must also provide any other information about the candidate that would be required by US Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate

(including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock. All communications should be submitted in writing to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting. The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates.

Audit Committee

The audit committee is comprised of Michael A. Quinn (chairman), Christopher G. Roberts and John Wareham, each of whom has been determined by our board of directors to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and of the SEC. In addition, our board of directors has identified all members of the audit committee as financial experts according to the SEC’s requirements.

The audit committee’s primary purpose is to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;

•	our systems of internal control over financial reporting and disclosure controls and procedures; and

•	qualifications, engagement, compensation, independence, and performance of our independent auditor.

Communications with our Board of Directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in such communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of Ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Compensation of Directors

For fiscal year 2011, we paid each non-executive director an annual retainer of $50,000, an additional retainer of $15,000 to the audit committee chairman, and an additional retainer of $10,000 to each other committee chair. In addition, we paid each of the members of the chief executive officer succession committee an additional $5,000. We currently do not pay any per-meeting director fees and the non-executive directors do not receive any retirement benefits from us.

During fiscal year 2011, we awarded an equity grant on the date of our annual stockholder meeting to our non-executive directors with a grant date value of approximately $250,000. Our non-employee directors had the opportunity to elect to receive their equity grant in the form of: (i) 100% options, (ii) 100% restricted stock units, or (iii) 50% options and 50% restricted stock units. The relative value was kept at 3.5 options for each restricted stock unit, which represents a slight discount for the reduced risk of restricted stock units. Restricted stock units and options vest in full on the earlier of (i) the first anniversary of the grant date, or

(ii) the date of the first annual meeting of stockholders following the grant date. Non-executive directors are prohibited from selling or otherwise transferring 50% or more of the shares of common stock delivered to them on vesting of restricted stock units, and from exercising any vested options, until the earliest of the third stockholder meeting following the grant date or six months after the director’s termination of directorship.

Market Comparison. The compensation committee reviews non-executive director compensation, including a report from the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final decision. During fiscal year 2011, the board and compensation committee reviewed director compensation for fiscal year 2011. They reviewed the amount of director fees and reviewed a report from Cook & Co., its independent compensation consultant, concerning cash compensation (retainer and fees) and equity compensation (options and full value awards) we provided compared to a peer group of seventeen medical device and medical technology companies. The companies comprising the peer group for this review were the same ones used in the compensation committee’s August 2010 review of executive compensation for fiscal year 2011 as referenced on page 13 above.

In May 2010, after reviewing the industry trends and competitive comparisons, and considering the recommendation of the compensation committee, the board decided to maintain the annual retainer of $50,000 in fiscal year 2011, as the same amounts paid in fiscal year 2010. The board increased the retainer for the chair of the audit committee from $10,000 to $15,000, representing an increase from the 25th percentile of peers to the median. The board kept retainers for other committee chairs at $10,000.

The board also reviewed the total compensation packages compared to the peer group, and decided to align total annual compensation at $300,000, the mid-point between the 50th and 75th percentiles of peer comparables. Thus, equity awards granted to our non-employee directors for fiscal year 2011 had a value-based target of approximately $250,000, based on the Black-Sholes value at the time of grant. This approach represents a change in compensation philosophy from fiscal years 2010 and previously when we routinely awarded non-executive directors a fixed number of options or option equivalents (18,000 in each of fiscal years 2008-10). As the board intended, this change decreased overall non-executive director compensation in fiscal year 2011, both in comparison to fiscal year 2010, as well as in comparison to what total non-executive director compensation would have been in fiscal year 2011 had we continued with a fixed share grant of 18,000 option equivalent. The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation.

In addition, in August 2010, the board adopted non-executive directors’ equity ownership guidelines, which guidelines were increased in May 2011. Under the current guidelines each non-executive director is expected to hold ResMed stock with a value of at least five times (originally three times) the annual retainer amount (a total value of $250,000 based on the current retainer and the guidelines as in effect after May 2011). Vested and unvested restricted stock units will count towards the guideline, but stock options will not count toward the guidelines. Existing directors have five years from August 2010 to meet this guideline. If these guidelines are not met, upon vesting of restricted stock units or option exercise, the director must retain shares equal to fifty percent of the after-tax value of shares acquired upon the vesting or exercise until the director’s guidelines are met.

At the 2010 annual stockholder meeting, the stockholders approved the increase of total cash compensation paid to non-executive directors as a group from a $400,000 cap to an $800,000 cap. In fiscal year 2011, the non-executive directors received total cash consideration of $345,000, leaving room under the current aggregate cap for the addition of other non-executive directors, as intended. However, we have no current plans to increase the size of the board. In May 2011, the board adopted a separate additional annual retainer of $20,000 for the lead director (beginning in fiscal year 2012), and a separate retainer of $5,000 for each non-executive member of the chief executive officer succession committee (beginning in fiscal year 2011.) In addition, the board adopted policies for new directors that would pro-rate value-based equity awards and retainers (between the start date and the next annual meeting or service period, respectively) and eliminate any inducement equity award.

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended June 30, 2011.

Director	Fees Earned or Paid in Cash(a)	Option Awards(b)(d)	Restricted Stock Units(c)(d)	Total
Gary W. Pace	$65,000	$251,593	0	$316,593
Michael A. Quinn	$60,000	$251,593	0	$311,593
Christopher Roberts	$50,000	$251,593	0	$301,593
Richard Sulpizio	$50,000	$251,593	0	$301,593
Ronald Taylor	$65,000	$0	$234,855	$299,855
John Wareham	$55,000	$251,593	0	$306,593

(a)	Each director who is not our employee received an annual fee of $50,000 for service as a director during fiscal year 2011. In addition, the chairs of each committee received an additional annual fee: $15,000 for the audit committee and $10,000 for the compensation and nominating and governance committee. Each director was also reimbursed for expenses incurred in attending meetings (although these amounts are not reflected in the table above). Directors Pace, Taylor and Wareham were paid an additional $5,000 for serving on the chief executive officer succession committee.
(b)	Each non-executive director was awarded approximately $250,000 in value of equity awards, either as all options, all restricted stock units or 50% of each at the directors election. The amounts shown are the grant date fair value of options granted in fiscal year 2011 as computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation to determine grant date fair value. The following assumptions were used in the Black-Scholes model:

November 11, 2010
Market price of stock	$33.70
Exercise price of option	$33.70
Expected stock volatility	31.26%
Risk-free interest rate	1.32%
Expected life	5.29 years
Dividend yield	0

Since 2006, equity awards have been granted to our non-employee directors under our equity incentive plan. Options and restricted stock units vest in full as of the earlier of (i) the first anniversary of the grant date, or (ii) the date of the first annual meeting of our stockholders at which directors are elected following the grant date. Directors may first exercise vested options on the earlier of: (i) the third stockholder meeting following the grant date; or (ii) six months after termination from board service. After an option becomes exercisable, directors may exercise it until the earlier of: (i) three years after board service ends; or (ii) the expiration of the option. The options are exercisable for a maximum period of seven years after the grant date.

(c)	The dollar value of the restricted stock units shown represent the grant date fair value of stock awards granted in the year computed based on the $33.70 closing value on November 11, 2010, the day of the grant.
(d)	The following table sets forth the number of options (both exercisable and unexercisable) and restricted stock units held by each of our non-employee directors as of the end of fiscal year 2011.

Non-Employee Director	Options Outstanding at Fiscal Year End	Restricted Stock Units Outstanding at Fiscal Year End
Gary Pace	372,390	0
Michael Quinn	372,390	0
Christopher Roberts	336,390	0
Richard Sulpizio	252,390	0
Ronald Taylor	36,000	6,969
John Wareham	180,390	0

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Under our code of conduct, directors, executive officers, and employees are required to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Those situations involving executive officers may be waived only by our board of directors or the appropriate board committee.

Under the ResMed Related Party Transaction Policy and Procedures, approved by our board in August 2007 and revised in August 2009, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for an executive officer or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

During fiscal year 2011, Michael Farrell, one of our executive officers and the son of Dr. Peter Farrell, received total cash compensation (salary plus bonus) and benefits of $526,672. In addition, he received an award of 75,000 stock options with a grant date fair value of $773,655 and 21,429 restricted stock units with a grant date fair value of $722,157. He is also a party to the change of control agreement discussed in this proxy statement under the section “Potential Payments on Termination or Change of Control.”

During fiscal year 2011, sales that were made to ResSleep Pty Ltd., an Australian customer of ResMed which is owned by Paul Farrell, Dr. Peter Farrell’s son, total approximately $2,400,000. Paul Farrell is Managing Director of ResSleep Pty Ltd. Sales transactions between ResSleep Pty Ltd. and our Australian sales subsidiary were managed independently by our chief operating officer – Asia Pacific.

During fiscal year 2011, Matthew Quinn, son of our director, Michael Quinn, worked as the head of facility management in our Bella Vista, New South Wales site. He earned compensation, including base, bonus and equity incentive awards and superannuation, totaling $173,364.

We set Matthew Quinn’s and Michael Farrell’s compensation in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees. In addition, all compensation paid to Matthew Quinn and Michael Farrell was approved or ratified by our compensation committee.

MATTER TO BE ACTED ON – PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE RESMED INC. 2009 INCENTIVE AWARD PLAN

We are asking our stockholders to approve an amendment (the Amendment) to the ResMed Inc. 2009 Incentive Award Plan (the incentive plan) to increase the number of shares of our common stock reserved for issuance under the incentive plan by 12,553,350 shares, from 22,921,650 shares to 35,475,000 shares. As of August 31, 2011, there were approximately 5,446,582 shares of the initial 22,921,650 shares remaining available for future awards under the incentive plan. These numbers reflect our August 2010 two-for-one stock split. In addition, the Amendment modifies the method by which shares of common stock subject to full value shares are counted, so that the aggregate number of shares of common stock available for issuance under the incentive plan will be (1) reduced by three shares (instead of two shares) for each share of common stock subject to a full value award, and (2) increased by three shares (instead of two shares) for each share of common stock subject to a full value award that terminates, expires, lapses or is forfeited. On September 28, 2011, our board of directors approved and adopted the Amendment, subject to approval by our stockholders. The Amendment became effective as of September 1, 2011 upon adoption by our board of directors, subject to the approval of our stockholders.

Introduction

We believe that long-term equity awards are an extremely important way to attract and retain a talented executive team and align the executives’ interests with ResMed’s stockholders. The incentive plan was approved by stockholders in 2009.

The following table summarizes outstanding equity award balances and related information as of August 31, 2011 under the incentive plan:

Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Term of Outstanding Options(1)	Outstanding Unvested RSUs	Number of Shares Remaining Available for Issuance
11,635,868	$19.17	3.64 yrs	1,622,942	5,446,582

(1)	The term of stock options may not exceed seven years.

Approval of the Amendment will allow us to continue to provide equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. Non-approval of the Amendment may compel us to increase the cash component of employee compensation because we would need to replace components of compensation previously delivered in equity awards. Replacing equity compensation with cash may lead to a greater cash compensation expense and a decrease in cash flow.

We believe our success is largely due to our highly talented employee base and that future success depends on the ability to attract and retain high-caliber employees. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the high-quality employees we need.

The compensation committee, which administers the incentive plan, recognizes its responsibility to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward employees whose contributions are critical to our long-term success. The incentive plan reflects a broad range of compensation and governance best practices. Some of the key features of the incentive plan are:

•

No Repricing or Replacement of Options or Stock Appreciation Rights. The incentive plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price; (ii) cancellation of any outstanding award in exchange for the grant of an award having a lesser price per share; or (iii) cancellation of any outstanding option or stock appreciation right in exchange for cash, restricted stock or any other award, except to prevent the dilution or enlargement of the potential benefits intended to be made available under the incentive plan in the event of any Corporate Transaction (as defined in the incentive plan).

•

No In-the-Money Option or Stock Appreciation Right Grants. The incentive plan prohibits the grant of options or stock appreciation rights with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

•

Limitations on Grants. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year is 3,000,000 shares (previously 1,500,000 shares prior to giving effect to the two-for-one stock split in August 2010) or $3,000,000 with respect to cash-based performance awards. However, the maximum aggregate number of shares may be adjusted to take into account equity restructurings and certain other corporate transactions as described below, the issuance of rights and certain other events described in the incentive plan.

•

Section 162(m) Qualification. The incentive plan is designed to allow awards made under the incentive plan, including equity awards and incentive cash bonuses, to qualify as performance-based compensation under US Internal Revenue Code section 162(m).

If the Amendment is not approved by our stockholders, the incentive plan, as currently in effect before the board’s adoption of the Amendment, will remain in full force and effect.

The principal features of the incentive plan, as amended, are summarized below, but the summary is qualified in its entirety by reference to the incentive plan, which was filed as an Exhibit to Form 8-K on November 23, 2009, and the Amendment, which is attached to this proxy statement as Appendix A. We encourage you to read the Amendment carefully.

Purpose of the Incentive Plan

The purpose of the incentive plan is to continue to provide additional incentive for directors, employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of our common stock, or other rights which recognize our growth, development and financial success. We believe that the incentive plan enables us to obtain and retain the services of directors, employees and consultants that are considered essential to our long-range success by offering them an opportunity to own stock and other rights that reflect our financial success. The incentive plan is also designed to permit us to make cash and equity-based awards intended to qualify as “performance-based compensation” under US Internal Revenue Code section 162(m).

The incentive plan initially became effective on November 9, 2006.

Securities Subject to the Incentive Plan

If our stockholders approve this proposal, effective as of September 1, 2011, the maximum aggregate number of shares of our common stock that may be issued or transferred by awards under the incentive plan will be increased by 12,553,350 shares, from 22,921,650 shares previously authorized (previously 11,460,825, before giving effect to the August 2010 two-for-one stock split) to 35,475,000 shares. As of August 31, 2011, there were approximately 5,446,582 shares of the initial 22,921,650 shares remaining available for future awards under the incentive plan.

The Amendment provides that effective as of September 1, 2011 , subject to the approval of our stockholders, the number of shares of our common stock available for grant under the incentive plan will be reduced by (i) three shares (previously two shares) for each one share of our common stock granted subject to any “full value award,” which is any award other than a stock option, stock appreciation right or other award for which the holder pays the intrinsic value, and (ii) one share for each share of our common stock granted subject to all other awards granted under the incentive plan, in each case, regardless of when such award was granted.

The incentive plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price of a stock option or tax withholding obligations of any award. In addition, shares of our common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right and shares of our common stock that we reacquire in the open market or otherwise using cash proceeds from the exercise of a stock option will not be added to the shares that are available for grant under the incentive plan. In the event of any cancellation, termination, expiration or forfeiture of any award under the incentive plan, any shares subject to the award at the time will be available for future grants under the incentive plan. If any shares of restricted stock are surrendered by a participant or repurchased by us under the terms of the incentive plan or the applicable award agreement, the shares also will be available for future grants under the incentive plan. The add back of shares due to the replenishment provisions of the incentive plan will be on the basis of one share added back for each one share subject to a stock option, stock appreciation right or other award for which the holder pays the intrinsic value that was granted under the incentive plan that is subsequently terminated, expired, forfeited or lapses. For every share subject to a full value award, that expires, lapses, terminates or is forfeited on or after September 1, 2011 and regardless of when such award was granted, three shares (previously two shares) will made available for issuance under the incentive plan. In no event, however, will any shares of common stock again be available for future grants under the incentive plan if that action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the US Internal Revenue Code.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the incentive plan. Additionally, available shares under a stockholder-approved plan of an entity acquired by us or by any of our subsidiaries (as appropriately adjusted and converted into shares of our common stock to reflect the acquisition transaction) may be used for future awards under the incentive plan and will not be counted against the shares of common stock available for grant under the incentive plan, subject to applicable laws and exchange rules. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the incentive plan.

The shares of common stock covered by the incentive plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the incentive plan, the fair market value of a share of our common stock as of any given date generally will be the closing sales price for a share of our common stock on that date as quoted on the New York Stock Exchange or, if there is no closing sales price for our common stock on that date, the closing sales price for a share of our common stock on the last preceding date for which a quotation exists, as reported in The Wall Street Journal or any other source as the administrator deems reliable. The closing sales price for a share of our common stock on September 19, 2011, was $29.06, as quoted on the NYSE.

Eligibility

Our employees and consultants (and the employees and consultants of our majority-owned subsidiaries) and our non-employee directors are eligible to receive awards under the incentive plan. As of September 21, 2011, there were approximately 1,400 eligible employees and consultants, and seven eligible directors, six of whom are non-employee directors. The administrator determines which employees, consultants and directors will be granted awards. No person is entitled to participate in the incentive plan as a matter of right, nor does any participation constitute assurance of continued employment or service. Only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the incentive plan.

Awards Under the Incentive Plan

The incentive plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination of them. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options. Non-qualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price not less than the fair market value of a share of our common stock on the date of grant (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries), and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but may not exceed seven years.

Incentive Stock Options. Incentive stock options, sometimes referred to herein as ISOs, will be designed to comply with the applicable provisions of the US Internal Revenue Code, and will be subject to certain restrictions contained in the US Internal Revenue Code. Among those restrictions, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the date of grant (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries), may only be granted to employees. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective dates of grant) for which options granted to any employee by the Company (including all options granted under the incentive plan and all other option plans of ours or our parent or subsidiaries) may for the first time become exercisable as ISOs during any one calendar year may not exceed the sum of $100,000. To the extent this limit is exceeded, the excess options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of us or any parent or subsidiary of us, the incentive plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after five years from the grant date. Like NQSOs, ISOs usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. ISOs may be granted for any term specified by the administrator, but may not exceed seven years.

Stock Appreciation Rights. Stock appreciation rights, or SARs, provide for the payment of an amount to the holder based on increases in the price of our common stock over a set base price. The base price of any SAR granted under the incentive plan must be at least 100% of the fair market value of a share of our common stock on the date of grant (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries). SARs under the incentive plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. SARs may be granted for any term the administrator specifies, but may not exceed seven years.

Restricted Stock. Restricted stock may be issued at such price, if any, and may be made subject to restrictions (including time vesting or satisfaction of performance goals) the administrator determines. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other applicable restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally will have voting rights and will receive dividends before restrictions lapse, except that dividends will not be paid with respect to restricted stock that vests or is earned based on performance conditions unless and until the performance conditions have been met and the award vests or is earned.

Deferred Stock Awards. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights before vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units. Restricted stock units entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The issuance of shares of our common stock under restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions and other restrictions are not met. The company’s policy is that dividend equivalents will not be paid with respect to restricted stock units that vest or are earned based on performance conditions unless and until the performance conditions have been met and the award vests or is earned.

Dividend Equivalents. Dividend equivalents represent the value of dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with restricted stock units, deferred stock or other full value awards granted to the participant under the incentive plan, but may not be granted in connection with stock options or SARs. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the administrator’s election. The company’s policy is that dividend equivalents will not be paid with respect to full value awards that vest or are earned based on performance conditions unless and until the performance conditions have been met and the award vests or is earned.

Performance Awards. Performance awards may be granted by the administrator to employees, consultants or non-employee directors based on, among other things, the contributions, responsibilities and other compensation of the particular recipient. These awards generally will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the administrator’s election. Performance awards may include “phantom” stock awards that provide for payments based on the value of our common stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Stock Payments. Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation – including, without limitation, salary, bonuses, commissions and directors’ fees – that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards.

The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by US Internal Revenue Code section 162(m). The administrator may grant to those persons and other eligible persons stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable on the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to the Company or any subsidiary, division, operating unit, product or individual: net earnings (either before or after interest, taxes, depreciation and/or amortization); gross or net sales or revenue; net income (either before or after taxes); operating income (either before or after taxes); cash flow or cash flow per share (including, but not limited to, operating cash flow and free cash flow and either before or after dividends); cash flow return on investment; return on assets or net assets; return on capital (including, but not limited to, total return on capital and return on invested capital); return on stockholders’ equity; total stockholder return; economic value added; return on sales; gross or net profit, cash or operating margin; costs; funds from operations; expenses; working capital; earnings per share; price per share of our common stock or any other publicly-traded security of the Company; FDA or other regulatory body approval for commercialization of a product; implementation or completion of critical projects; market share; debt; cash; stockholder equity; factoring transactions; initiating or completing clinical studies or phases of clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); in-licensing and out-licensing of intellectual property; third-party validation of any manufacturing process of the Company, any subsidiary or any third-party manufacturer; sales or licenses of assets (including, but not limited to, intellectual property); and manufacturing yields.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the performance of one or more other companies. The administrator may provide at the time of grant that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. The incentive plan provides that any adjustments will be based on one or more of the following: items related to a changes in applicable laws, regulations, accounting principles, or business conditions; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to any unusual or extraordinary corporate item, transaction, event, or development; or items related to discontinued operations that do not qualify as a segment of a business under US generally accepted accounting principles, or GAAP.

Except as the administrator provides, the achievement of each performance goal and any adjustments thereto will be determined in accordance with GAAP to the extent applicable.

Award Limit

The Amendment provides that the maximum number of shares that may be subject to awards granted under the incentive plan to any individual during any calendar year may not exceed 3,000,000 shares (previously 1,500,000 shares prior to giving effect to the two-for-one stock split in August 2010) or 4,500,000 shares in a participant’s initial year of hiring, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects our common stock in a manner that would require adjustment to the limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the incentive plan. Cash-settled performance awards granted in any calendar year may not have an aggregate maximum amount payable in excess of $3,000,000.

Vesting and Exercise of Awards

The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which the award vests, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of employment, termination of board service, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

An option or stock appreciation right generally may only be exercised while the person remains our employee, director or consultant, as applicable, or for a specified period of time (up to the remainder of the award term) following the participant’s termination of service, as applicable, as the administrator specified. An award may be exercised for any vested portion of the shares subject to the award until the award expires.

Only whole shares of our common stock may be purchased or issued under an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	delivery (actual or constructive through attestation) of certain shares of our common stock owned by the participant;

•	surrender of shares of our common stock that would otherwise be issuable on exercise or vesting of the award;

•	delivery of property of any kind which constitutes good and valuable consideration;

•

with respect to options, a sale and remittance procedure in which the optionee will place a market sell order with a broker with respect to the shares of our common stock then issuable on exercise of the option and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares; or

•	any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, in accordance with a domestic relations order, unless and until the award has been exercised, or the shares underlying the award have been issued, and all restrictions applicable to the shares have lapsed. Notwithstanding the foregoing, NQSOs may also be transferred with the administrator’s consent to certain family members and trusts. Awards may be exercised, during the lifetime of the holder, only by the holder or the permitted transferee.

No Repricing

Without our shareholders’ approval, the administrator may not authorize the amendment of any outstanding award to reduce the price per share, authorize the cancellation of any award in exchange for the grant of an award with a lesser price per share, or authorize the cancellation of a stock option or stock appreciation right in exchange for cash, restricted stock or any other award, except to prevent the dilution or enlargement of the potential benefits intended to be made available under the incentive plan in the event of any corporate transaction (as defined in the incentive plan).

Plan Benefits

As of September 21, 2011, no equity awards had been granted under the incentive plan on the basis of the proposed Amendment that is the subject of this proposal. The future benefits that will be received under the incentive plan, if approved, by our current directors, executive officers and by all eligible employees are not currently determinable.

Equity Award Grants Under the Incentive Plan

The following table sets forth summary information concerning the number of shares of our common stock subject to options made under the Plan since the Plan’s inception on November 9, 2006 through September 21, 2011.

Named Executive Officer	# of Shares Underlying Option Grants	# of Shares Underlying RSU Grants
Kieran C. Gallahue	1,590,000	125,713
Peter T. Farrell	1,100,000	62,857
Brett Sandercock	360,000	82,857
David Pendarvis	495,000	41,429
Robert Douglas	340,000	82,857
Stein Jacobsen	242,000	82,857
All current executive officers as a group (7 persons)	4,672,000	622,856
All current non-employee directors as a group (6 persons)	805,950	17,255
Nominees for election as a director
Christopher Roberts	144,390	0
John Wareham	144,390	0
All employees, including current officers who are not executive officers, as a group	10,898,164	1,471,280

Adjustments for Stock Splits, Recapitalizations and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, disposition of all or substantially all of our assets or other similar transaction that affects our common stock, the administrator of the incentive plan will make proportionate adjustments to any or all of the:

•	number and kind of shares of our common stock (or other securities or property) with respect to which awards may be granted or awarded under the incentive plan;

•	limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any calendar year;

•	number and kind of shares of our common stock (or other securities or property) subject to outstanding awards under the incentive plan;

•	manner in which full value awards will be counted; and

•	grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a change in control (as defined in the incentive plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable before the transaction is completed and all forfeiture restrictions on any or all awards to lapse. The administrator may also grant awards under the incentive plan which provide for immediate accelerated vesting on a change in control or the occurrence of a subsequent event, such as the termination of the participant’s employment or service.

Administration of the Incentive Plan

The compensation committee of our board is the administrator of the incentive plan unless our board of directors assumes authority for administration. Our board of directors administers the incentive plan as to awards to non-employee directors. The compensation committee is expected to consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of US Internal Revenue Code section 162(m).

Our board of directors or the compensation committee may delegate its authority to grant awards under the incentive plan to a committee consisting of one or more members of the board of directors or committee, respectively. Our board of directors also may delegate its authority to grant awards under the incentive plan to a committee consisting of one or more of our officers but that committee will not be delegated the authority to grant awards to individuals who are subject on the date of grant to the reporting requirements of Section 16(a) of the Exchange Act, individuals whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under US Internal Revenue Code section 162(m) or the officers who are delegated authority as a member of the committee. The administrator may:

•	select which directors, employees and consultants are to receive awards and the terms of the awards;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under US Internal Revenue Code section 162(m);

•	construe and interpret the terms of the incentive plan and awards granted under the incentive plan;

•	adopt rules to administer, interpret and apply the incentive plan;

•	interpret, amend or revoke any of the rules adopted to administer, interpret and apply the incentive plan; and

•	amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of the award (except in certain limited circumstances).

Because we have operations in Australia and other countries outside of the United States, the incentive plan also authorizes the administrator to make modifications to the terms and conditions of awards, including the adoption of one or more subplans, if the administrator deemed it advisable to ensure compliance with applicable foreign laws and listing standards, provided that the action does not violate any other applicable law or require stockholder approval.

Amendment and Termination of the Incentive Plan

Our board of directors or the compensation committee may amend the incentive plan at any time, except that stockholder approval is required to increase the limits on the number of shares that may be issued, to materially change the eligibility requirements, to decrease the exercise price of any outstanding option or stock appreciation right granted under the incentive plan, or to replace any outstanding option or SAR with cash, restricted shares, or any other awards.

Our board of directors or the compensation committee may suspend or terminate the incentive plan at any time. The incentive plan provides that in no event may an award be granted under the incentive plan on or after September 29, 2019.

US Material Federal Income Tax Consequences Associated with the Incentive Plan

The following is a general summary under current law of the material US federal income tax consequences to participants granted an award under the incentive plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

This summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely only on the advice of his or her legal and tax advisors.

Non-Qualified Stock Options. If an optionee is granted a non-qualified stock option under the incentive plan, the optionee should not have taxable income on the grant of the option. The optionee generally should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at the time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of the shares generally will be the fair market value of our common stock on the date the optionee exercises the option. Any subsequent gain or loss will be taxable as a capital gain or loss.

Incentive Stock Options. No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition is granted and more than one year after the date the shares are transferred on exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

On a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized on the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date (or, if less, the price at which the shares are sold) over the exercise price paid for the shares should be taxable as ordinary income to the optionee. Any additional gain or loss recognized on the disposition will be recognized as a capital gain or loss by the optionee.

We will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally we or our subsidiary should be entitled to a federal income tax deduction, for the taxable year in which the disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights. No taxable income generally should be recognized on the grant of a stock appreciation right, but, on exercise of the stock appreciation right, the cash or the fair market value of the shares received should be taxable as ordinary income to the recipient in the year of the exercise.

Restricted Stock. In general, a recipient of restricted stock should not be taxed on the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture” and that is non-transferable within the meaning of US Internal Revenue Code section 83. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date) or the shares become transferable, the recipient should recognize ordinary income equal to the fair market value of the common stock on the date the restrictions lapse or become transferable, less the amount the participant paid, if any, for the restricted stock. A recipient of restricted stock may, however, make an election under US Internal Revenue Code section 83(b) to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the common stock on the date of transfer, less the amount paid, if any, for the restricted stock. If a timely Section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock. A recipient of restricted stock units or a deferred stock award generally should not have ordinary income on grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for the shares.

Dividend Equivalent Awards and Performance Awards. A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time an award is paid, whether in cash or in shares of common stock, the recipient will recognize ordinary income equal to the value received.

Stock Payments. A recipient of a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares of common stock received.

Tax Deductions and US Internal Revenue Code section 162(m). Except as otherwise described above with respect to incentive stock options, we or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes as ordinary income, subject to the limitations of US Internal Revenue Code section 162(m) with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 in any one year. The Section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as provided for by the US Internal Revenue Code and established by an independent committee. In particular, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the incentive plan may be “qualified performance-based compensation” for purposes of Section 162(m), if those awards are granted or vest based on the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The incentive plan is structured in a manner that is intended to provide the committee, at their discretion, with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under US Internal Revenue Code section 162(m). In the event the committee determines that it is in our best interests to make use of those awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

US Internal Revenue Code section 409A. Certain awards under the incentive plan may be considered “non-qualified deferred compensation” for purposes of US Internal Revenue Code section 409A, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount will be subject to income tax at the regular income tax rates plus an additional 20% tax, as well as a potential interest on the tax.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.

MATTER TO BE ACTED ON – PROPOSAL 3: ADVISORY VOTE ON

EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the US Securities and Exchange Commission rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation paid to our named executive officers, which consist of our former president and chief executive officer, chairman of the board of directors, president and chief executive officer, chief financial officer, chief administrative officer and global general counsel, chief operating officer and chief, global supply operations; and president – Europe, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables. Our executive compensation program is designed to:

•

align the interests of our executives with those of our stockholders through equity-based incentive awards, in the form of stock options and restricted stock units, both of which align our executives’ financial rewards with those of our stockholders through appreciation of our stock price;

•

subject a significant portion of our executives’ compensation to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs and our restricted stock unit program; and

•	provide a total compensation program that is competitive with similarly-sized companies in the medical device and medical technology industries with which we compete for executive talent.

In 2011, our compensation programs aligned well with our goals and objectives and we continued to implement best pay practices and policies:

•	Emphasis on Pay-for-Performance and Performance-Based Compensation

A significant portion of our named executive officers’ compensation is at risk and subject to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs and our restricted stock unit program. During 2011, 80% of our chief executive officer’s compensation was at risk, while 83% of our other named executive officer’s compensation was at risk. We performed generally at target for each of our performance metrics (performance versus target ranged from 99% to 103% of target for the various components that make up our named executive officers’ bonus programs) and paid bonuses based on these pre-established objective criteria.

•	Positive Company Financial Performance

During the 2011 fiscal year, ResMed continued its trend of successful financial performance. In 2011, our net revenues increased by approximately 14%, from $1.09 billion to $1.24 billion. Meanwhile, net income increased by approximately 19% from $190 million to $227 million. Our diluted earnings per share increased by approximately 17%, from $1.23 to $1.44. As of June 30, 2011, ResMed’s total shareholder return for the previous year was 2%, which compared to the peer group we use for compensation purposes was below the 25th percentile. For the three-year period ending June 30, 2011, total shareholder return was 20%, and above the 75th percentile, while total shareholder return over the preceding five-year period was 6%, consistent with the median. We believe the longer-term shareholder return is more relevant, and the one-year period is impacted by short-term share price movements. For example, for fiscal year 2010 our total shareholder return was 49%.

•	New Policies on Bonus Pay, Executive Separations and No Tax Gross-Ups for new or amended Change in Control Agreements

We adopted new policies related to the short-term incentive bonuses to our executive officers and non-executive officers whose compensation is approved by the compensation committee. For fiscal year 2011, we established caps on executive bonus payouts at 200% of the target bonus amount. Further, we implemented policies so that our executive officers will not be eligible for a bonus or other performance award in the event of a separation before the date of payment, even if the individual served through the end of the relevant measuring period. Finally, we adopted a policy prohibiting tax gross-ups of payments made under any new or amended change of control agreements.

•	New Equity Award Ownership Guidelines

During fiscal year 2011, we implemented equity award guidelines for our directors and executives. The guidelines require the chairman and chief executive officer to hold ResMed stock with a value target of three times annual base salary, while other executive officers will hold at one and one-half times their annual base salaries.

BOARD RECOMMENDATION

The board believes that the information provided above and within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to ResMed’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

MATTER TO BE ACTED ON – PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE

STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of the executive compensation of our named executive officers. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

While we will continue to monitor developments in this area, the board currently plans to seek an advisory vote on executive compensation every year.

We believe it is appropriate and important to provide our stockholders with the opportunity to have input in our executive compensation programs on a regular basis. As a result, the board recommends that annual voting provides the greatest opportunity for review and accountability at the highest levels of our senior management.

Although this vote is advisory and not binding on the board, we appreciate and value the opinions of our stockholders and will evaluate the ultimate outcome of the advisory votes when establishing the actual frequency of future advisory votes by stockholders on executive compensation.

BOARD RECOMMENDATION

Based on the factors discussed, the board decided to recommend that future say-on-pay votes occur every year until the next advisory vote on the frequency of future say-on-pay votes. Stockholders are not being asked to approve or disapprove the board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “EVERY YEAR” ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

MATTER TO BE ACTED ON – PROPOSAL 5: RATIFICATION OF SELECTION OF AUDITORS

The firm of KPMG LLP, our independent auditors for the fiscal year ended June 30, 2011, was selected by the audit committee to act in the same capacity for the fiscal year ending June 30, 2012. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

OTHER BUSINESS

The board of directors is not aware of any other business to be presented at our annual meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

We expect to hold our 2012 annual meeting of stockholders in November 2012. For stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy statement for our 2012 annual meeting, we must receive them at our principal executive office in San Diego, California, USA, on or before June 4, 2012.

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2012 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 19, 2012, and no later than September 8, 2012.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee: (1) all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12; and (2) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws require a stockholder’s notice of a proposed business item to include: (1) a brief description of the business desired to be brought before the meeting; (2) the reasons for conducting that business at the meeting; (3) any material interest of the stockholder in the proposed business; (4) the beneficial owner, if any, on whose behalf the proposal is made; and (5) if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment. If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) the name and address of the stockholder, as they appear on our books, and of the beneficial owner; (2) the class and number of shares of our capital stock that are owned beneficially and of record by the stockholder and the beneficial owner; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination; and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

By Order of the Board of Directors

David Pendarvis

Secretary

Dated: October 4, 2011

APPENDIX A: AMENDMENT TO THE RESMED INC. 2009 INCENTIVE AWARD PLAN

ResMed Inc., a Delaware corporation (the “Company”), maintains the ResMed Inc. 2009 Incentive Award Plan (the “Plan”) as last approved by the Company’s stockholders on November 16, 2009 and amended and restated by the Company to reflect such changes approved by the Company’s stockholders. The Plan initially became effective on November 9, 2006, the date the Company’s stockholders approved the Plan. This Amendment (the “Amendment”) will be effective September 1, 2011, subject to the approval of the Company’s stockholders at the 2011 annual meeting of stockholders. Capitalized terms not defined in this Amendment shall have the meaning given to those terms in the Plan.

The purpose of this Amendment is to increase the number of shares available for issuance under the Plan and provide that shares of Common Stock available for grant under the Plan shall be reduced by three (3) shares for each share of Common Stock granted subject to any Full Value Award and shall be increased by three (3) shares for each share of Common Stock granted subject to a Full Value Award that terminates, expires, lapses or is forfeited.

1. Article II. Section 2.1, Shares Subject to Plan, is replaced and restated in its entirety as set forth below:

2.1 Shares Subject to Plan.

(a) Effective as of September 1, 2011, subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred under Awards under the restated Plan shall be equal to 35,475,000 shares, representing an increase of 12,553,350 shares from the amounts previously authorized, after giving effect to stock splits.1 Effective for any Awards granted on or after September 1, 2011, the aggregate number of shares of Common Stock available for grant under the Plan shall be reduced by three shares for each share of Common Stock granted subject to any Full Value Award and shall be reduced by one share for each share of Common Stock granted subject to any Award that is not a Full Value Award.

(b) To the extent that an Award terminates, expires, lapses or is forfeited for any reason on or after September 1, 2011 and regardless of when such Award was granted, any shares of Common Stock then subject to that Award will again be available for grant under the Plan; provided, however, that the number of shares that will again be available for grant under the Plan will be increased by three shares for each share of Common Stock subject to a Full Value Award at the time the Full Value Award terminates, expires, lapses or is forfeited for any reason. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding Awards of any entity acquired in any form of combination by the Company or any Subsidiary, and all Substitute Awards (as defined in the Plan), shall not be counted against shares of Common Stock available for grant under this Plan. Further, available shares under a stockholder approved Plan of an entity acquired by the Company or any Subsidiary (as appropriately adjusted to reflect the acquisition transaction using the exchange ratio or other adjustment or valuation ratio or formula used in the acquisition or combination to determine the consideration payable to the Holders of Common Stock of the entities party to the acquisition or combination) may be used for Awards under the Plan and may not be counted against shares of Common Stock available for grant under this Plan, subject to applicable law and exchange rules. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company under Section 7.4 or 7.5 hereof, those shares may again be granted or awarded hereunder, subject to the limitations of Section 2.1(a). Shares of Common Stock withheld by the Company or delivered to the Company in payment of the exercise price or tax withholding obligations of any Award and shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of that Stock Appreciation Right will not be available for grant under the Plan. Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be available for grant under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards will not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if that action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

Except as set forth in this Amendment, all other Articles, Sections, terms and conditions of the Plan remain unchanged and in full force and effect.

* * * * *

I hereby certify that the foregoing was duly adopted by the board of directors of ResMed Inc. on September 28, 2011.

Corporate Secretary

* * * * *

I hereby certify that the foregoing was approved by the stockholders of ResMed Inc. on November 17, 2011.

Executed on this day of                          , 2011.

Corporate Secretary

[1]	In November 2009, the stockholders approved an increase to the number of shares reserved under the Plan, from 9,900,000 to 11,460,825 shares (or 22,921,650 shares after giving effect to the two-for-one stock split in August 2010).

SAMPLE

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, November 16, 2011, at 3:00 p.m. (US Pacific Time); Thursday, November 17, 2011, at 10:00 a.m. (Australian Eastern Time)

Location:	Corporate offices of ResMed Inc. 1 Elizabeth Macarthur Drive Bella Vista New South Wales 2153

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27221-P00878

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 19, 2011, as of 4:00 p.m. (US Eastern Daylight Time) at the annual meeting of stockholders to be held on Thursday, November 17, 2011, at 10:00 am Australian Eastern Time (Wednesday, November 16, 2011, at 3:00 pm US Pacific Time) in ResMed’s corporate offices, located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153 or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2, 3, 4, and 5, and “ONE YEAR” for Item 4.

(See reverse for voting instructions)

SAMPLE

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. US Eastern Time on November 15, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time on November 15, 2011. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M27220-P00878 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RESMED INC.

The board of directors recommends you vote FOR the following proposals: Vote on Directors

1.	Election of two directors, each to serve for a three-year term.

	Nominees:	For	Against	Abstain

	1a. Christopher Roberts	☐	☐	☐

	1b. John Wareham	☐	☐	☐

Vote on Proposals								For	Against	Abstain

2.	To approve the Amendment to the 2009 Incentive Award Plan, which in part increases the number of shares authorized for issuance under the Plan from 22,921,650 (post split) to 35,475,000 shares.							☐	☐	☐
								For	Against	Abstain

3.	To approve, on an advisory basis, the compensation paid to our named executive officers.							☐	☐	☐

The board of directors recommends you vote ONE YEAR on the following proposal:								1 Year	2 Years	3 Years	Abstain

4.	To select the frequency of future advisory votes on executive compensation every year, every two years or every three years, as indicated.							☐	☐	☐	☐

The board of directors recommends you vote FOR the following proposals:								For	Against	Abstain

5.	Ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2012.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature	(Joint Owners)	Date